Filed Pursuant to Rule 424(b)(3)
Registration No. 333-237426

The information in this preliminary prospectus is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. We are not using this preliminary prospectus supplement or the accompanying prospectus to sell these securities or to solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 24, 2022

PROSPECTUS SUPPLEMENT

(To prospectus dated March 27, 2020)

$

% Fixed-to-Fixed Rate Junior Subordinated Debentures due 2062

Paramount Global is offering $                 aggregate principal amount of our     % fixed-to-fixed rate junior subordinated debentures due 2062 (the “debentures”).

The debentures will bear interest initially at a rate of    % per year from, and including, the issue date to, but excluding,                , 2027. From, and including,                , 2027, interest on the debentures will accrue during each Interest Reset Period (as defined herein) at an annual rate equal to the 5-Year Treasury Rate (as defined herein) as of the most recent Interest Rate Calculation Date (as defined herein) plus (i) for the period from, and including,                 , 2027 to, but excluding,                 , 2032,     %, (ii) for the period from, and including,                 , 2032 to, but excluding,                 , 2047,     % and (iii) for the period from, and including,                 , 2047 to, but excluding, the maturity date,     %, to be reset on each Interest Reset Date (as defined herein). We will pay interest on the debentures semi-annually in arrears on                and                of each year, beginning on                , 2022. The debentures will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

So long as no Event of Default (as defined herein) has occurred and is continuing, we may defer all or part of the interest payments on the debentures on one or more occasions for up to five consecutive years per deferral period as described in this prospectus supplement. See “Description of the Debentures—Option to Defer Interest Payments.”

The debentures will mature on                 , 2062. We may redeem the debentures at the times and prices described in this prospectus supplement. If we experience a Change of Control Event (as defined herein) with respect to the debentures, we may redeem the debentures, in whole but not in part, at our option, at a redemption price equal to 101% of their principal amount to be redeemed, plus accrued and unpaid interest to the date of redemption. See “Description of the Debentures—Redemption Upon a Change of Control Event.” If we elect not to redeem the debentures following a Change of Control Event, the per annum rate of interest payable on the debentures will be increased by an additional 5.0 percentage points. The debentures do not provide for a sinking fund.

The debentures will be unsecured obligations of Paramount Global and will rank junior in right of payment to all of Paramount Global’s existing and future senior indebtedness (as defined herein).

Investing in the debentures involves risks that are described in the “Risk Factors” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (our “2021 Form 10-K”), filed with the Securities and Exchange Commission (the “SEC”), and on page S-9 of this prospectus supplement.

	Per Debenture		Total
Price to Public(1)		%	$
Underwriting Discounts and Commissions		%	$
Proceeds to Paramount (before expenses)		%	$

(1)	Plus accrued interest, if any, from , 2022 if settlement occurs after that date.

Neither the SEC nor any other securities commission in any jurisdiction has approved or disapproved of the debentures or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that the debentures will be ready for delivery only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, against payment in New York, New York on or about                , 2022.

Joint Structuring Agents and Book-Running Managers

BofA Securities	Citigroup	Deutsche Bank Securities	J.P. Morgan

The date of this prospectus supplement is                , 2022

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document. The accompanying prospectus is part of a shelf registration statement that we filed with the SEC. Under the shelf registration process, from time to time, we may offer and sell debt securities, preferred stock, our Class A common stock, our Class B common stock or warrants representing rights to purchase any of the other securities that we might offer under the accompanying prospectus, or any combination thereof, in one or more offerings.

In this prospectus supplement, unless we indicate otherwise or the context otherwise requires, we use the terms “Paramount,” “the Company,” “we,” “us,” and “our” and similar words to refer to Paramount Global, a Delaware corporation, and its consolidated subsidiaries. References to “securities” include any security that we might offer under this prospectus supplement and the accompanying prospectus. References to “$” and “dollars” are to United States dollars.

We have not authorized anyone to provide any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or in any free writing prospectus is accurate as of any date other than the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since such dates.

Some of the market and industry data contained or incorporated by reference in this prospectus supplement are based on independent industry publications or other publicly available information, while other information is based on internal studies. Although we believe that these independent sources and our internal data are reliable as of their respective dates, the information contained in them has not been independently verified. As a result, you should be aware that the market and industry data contained or incorporated by reference in this prospectus supplement, and beliefs and estimates based on such data, may not be reliable.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain both historical and forward-looking statements, including statements related to our future results and performance. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements reflect our current expectations concerning future results and events; generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “may,” “could,” “estimate” or other similar words or phrases; and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: risks related to our streaming initiatives; changes in consumer behavior, as well as evolving technologies, distribution platforms and packaging; the impact on our advertising revenues as a result of changes in consumer viewership, advertising market conditions and deficiencies in audience measurement; our ability to maintain attractive brands and our reputation, and to offer popular programming and other content; increased costs for content and other rights; competition for talent, content, audiences, subscribers, advertising and distribution; the potential for loss of carriage or other reduction in or the impact of negotiations for the distribution of our content; losses due to asset impairment charges for goodwill, intangible assets, FCC licenses and programming; risks related to our ongoing investments in new businesses, products, services and technologies, through acquisitions and other strategic initiatives; evolving business continuity, cybersecurity, privacy and data protection and similar risks; content infringement; the impact of COVID-19 and other pandemics and measures taken in response thereto; domestic and global political, economic and regulatory factors affecting our businesses generally; liabilities related to discontinued operations and former businesses; the loss of existing or inability to hire new key employees or secure creative talent; strikes and other union activity; potential conflicts of interest arising from our ownership structure with a controlling stockholder; variance from the expected terms of the offering and the expected use of proceeds; and other factors described in our news releases and filings with the SEC, including but not limited to our most recent Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. These risks, uncertainties and other factors are discussed in the risk factors disclosed in our Annual Report on Form 10-K and in the section entitled “Risk Factors” on page S-7 of this prospectus supplement. There may be additional risks, uncertainties and factors that we do not currently view as material or that are not necessarily known. The forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus are made only as of the dates of the respective documents, and we do not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

You should carefully review all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this prospectus supplement and the accompanying prospectus.

SUMMARY

The following is a summary of certain information explained in more detail elsewhere in or incorporated by reference into this prospectus supplement. In addition to this summary, you should read the entire document carefully, including (1) the risks relating to Paramount’s businesses discussed in the “Risk Factors” sections of our 2021 Form 10-K and the risks relating to investing in the debentures discussed on page S-7 of this 7prospectus supplement, and (2) the consolidated financial statements and the related notes thereto in our 2021 Form 10-K (which are incorporated by reference herein).

Paramount Global

We are a leading global media and entertainment company that creates premium content and experiences for audiences worldwide. We offer broadcast and cable television programming, innovative streaming services and digital video products, provide powerful capabilities in production, distribution and advertising solutions, and have one of the industry’s most extensive libraries of television and film titles. Our portfolio of iconic consumer brands includes Paramount+, Pluto TV, CBS, Showtime Networks, Paramount Pictures, Nickelodeon, MTV, Comedy Central and BET.

Effective February 16, 2022, we changed our name to Paramount Global, a name that represents our rich and storied history in entertainment and embraces our transition into the future.

We were organized as a Delaware corporation in 1986. Our principal offices are located at 1515 Broadway, New York, New York 10036. Our telephone number is (212) 258-6000 and our website is www.paramount.com. Information included on or accessible through our website is not deemed to be incorporated by reference into, and does not constitute a part of, this prospectus supplement or the accompanying prospectus.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the debentures, see “Description of the Debentures” on page S-10 of this prospectus supplement.

Issuer	Paramount Global

Securities offered	$ aggregate principal amount of % fixed-to-fixed rate junior subordinated debentures due 2062 (the “debentures”).

Maturity	The debentures will mature on , 2062.

Interest	Interest on the debentures will accrue from, and including, , 2022 (the “Issue Date”) to, but excluding, , 2027 at the rate of % per year. From, and including, , 2027, interest on the debentures will accrue during each Interest Reset Period (as defined herein) at an annual rate equal to the 5-Year Treasury Rate (as defined herein) as of the most recent Interest Rate Calculation Date (as defined herein) plus (i) for the period from, and including, , 2027 to, but excluding, , 2032, %, (ii) for the period from, and including, , 2032 to, but excluding, , 2047, % and (iii) for the period from, and including, , 2047 to, but excluding, the maturity date, %, to be reset on each Interest Reset Date (as defined herein).

See “Description of the Debentures—Interest.”

Interest payment dates	Interest on the debentures is payable semi-annually in arrears on each and , beginning on , 2022, subject to deferral as described under “Description of the Debentures—Option to Defer Interest Payments.”

Option to defer interest payments	So long as no Event of Default (as defined herein) has occurred and is continuing, at our sole option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the debentures by extending the interest payment period for up to five consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). There is no limit on the number of Optional Deferral Periods that may occur. In other words, we may declare at our discretion up to a five-year interest payment moratorium on the debentures and may choose to do so on more than one occasion. Such deferral will not constitute an Event of Default or any other breach under the indenture governing the debentures. A deferral of interest payments for the debentures may not extend beyond the maturity date of the debentures or end on a day other than an interest payment date.

Any deferred interest on the debentures will accrue additional interest at a rate equal to the interest rate then applicable to the debentures from the applicable interest payment date to the date of payment

(such additional interest accrued thereon, “Additional Interest”), to the extent permitted under applicable law. Once we pay all deferred interest payments on the debentures, including any Additional Interest accrued on the deferred interest, we can again defer interest payments on the debentures as described above, but not beyond the maturity date of the debentures.

We are required to provide to the Trustee (as defined herein) written notice of any optional deferral of interest at least 10 and not more than 60 business days prior to the earlier of (1) the next applicable interest payment date or (2) the date, if any, upon which we are required to give notice of such interest payment date or the record date therefor to any applicable self-regulatory organization. The Trustee is required to promptly forward any such notice to each holder of record of the debentures. See “Description of the Debentures—Option to Defer Interest Payments.

Certain limitations during Optional Deferral Period	During an Optional Deferral Period, we will not be permitted to do any of the following, with certain limited exceptions described below under “Description of the Debentures—Certain Limitations During an Optional Deferral Period”:

•	declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; or

•

make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any of our debt securities (including guarantees) that rank equally with or junior in right of payment to the debentures.

Subordination; ranking	Paramount Global’s obligations under the debentures are unsecured and rank junior in right of payment to all of Paramount Global’s senior indebtedness, whether presently existing or from time to time hereafter incurred, created, assumed or existing, as defined below under “Description of the Debentures—Subordination; Ranking.” As of December 31, 2021, Paramount Global had approximately $16.5 billion of indebtedness outstanding as senior notes and senior debentures and no amounts outstanding under its commercial paper program or its revolving credit facility.

The debentures will be structurally subordinated to all obligations of our subsidiaries, including claims with respect to trade payables. As of December 31, 2021, our direct and indirect subsidiaries and other consolidated entities had approximately $51 million of indebtedness outstanding, including finance lease obligations.

Optional redemption	On , 2027 (the “Par Call Date”) or on any interest payment date thereafter, the debentures may be redeemed in whole or in part, at our option, at a redemption price equal to 100% of their principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

At any time prior to the Par Call Date, the debentures may be redeemed in whole or in part, at our option, at a redemption price equal to 100% of their principal amount to be redeemed, plus a “make whole” premium, plus accrued and unpaid interest to, but excluding, the date of redemption.

Redemption upon a Tax Event	We may redeem the debentures, in whole but not in part, at our option, at a redemption price equal to 100% of their principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption, within ninety (90) days of the occurrence of certain changes in tax laws, regulations or interpretations occur. See “Description of the Debentures—Redemption Upon a Tax Event.”

Redemption upon a Rating Agency Event	We may redeem the debentures, in whole but not in part, at our option, at a redemption price equal to 102% of their principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption, within ninety (90) days of the date a rating agency makes certain changes in the equity credit criteria for securities such as the debentures. See “Description of the Debentures—Redemption Upon a Rating Agency Event.”

Redemption upon a Change of Control Event	Following the occurrence of both a change of control of Paramount Global and a downgrade of the rating of the debentures by one or more gradations (including gradations within rating categories as well as between rating categories) by each of Moody’s Investors Service, Inc., S&P Global Ratings and Fitch Ratings, Inc. within a specified period, we may redeem the debentures, in whole but not in part, at our option, at a redemption price equal to 101% of their principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption. If we elect not to redeem the debentures following a Change of Control Event, the per annum rate of interest payable on the debentures will be increased by an additional 5.0 percentage points. See “Description of the Debentures—Redemption Upon a Change of Control Event.”

Events of Default	The following are the Events of Default with respect to the debentures:

•	failure to pay interest (including Additional Interest) on the debentures within 30 days of its due date, subject to our right to optionally defer interest payments;

•	failure to pay the principal of or any premium on the debentures when due and payable, at maturity, or upon acceleration, redemption or otherwise; or

•	filing of bankruptcy or other events of bankruptcy, insolvency or reorganization specified in the indenture occur.

Use of proceeds	We intend to use the net proceeds from this offering, after deducting underwriting discounts and commissions and our other fees and expenses related to this offering, for general corporate purposes, including the possible repayment of existing indebtedness. See “Use of Proceeds.”

No listing	We have not listed and do not intend to list the debentures on any U.S. national securities exchange or quotation system.

Governing law	The debentures and the indenture under which they will be issued will be governed by the laws of the State of New York.

U.S. federal income tax considerations	Shearman & Sterling LLP, tax counsel to Paramount, is of the opinion that, under current law and assuming full compliance with the terms of the indenture governing the debentures and other relevant documents, although the matter is not free from doubt, the debentures will be classified for U.S. federal income tax purposes as indebtedness of Paramount upon their issuance. This opinion is not binding on the Internal Revenue Service (the “IRS”) or any court and there can be no assurance that the IRS or a court will agree with this opinion. See “U.S. Federal Income Tax Considerations—Classification and Treatment of the Debentures.”

Each holder of the debentures will, by accepting the debentures or a beneficial interest therein, be deemed to have agreed that the holder intends that the debentures constitute indebtedness and will treat the debentures as indebtedness for all U.S. federal, state and local tax purposes. In addition, we intend to treat the debentures as indebtedness for U.S. federal income tax purposes.

If we exercise our option to defer interest on the debentures for one or more Optional Deferral Periods, the debentures will be treated as issued with original issue discount (“OID”) at the time of such exercise, and all stated interest on the debentures would thereafter be treated as OID. Holders of the debentures would be required to include amounts in income for U.S. federal income tax purposes during such period, regardless of such holder’s method of accounting for U.S. federal income tax purposes and notwithstanding that no cash interest payments will be made on the debentures during such periods. See “U.S. Federal Income Tax Considerations—U.S. Holders.”

Risk factors	See the risks that are described in the “Risk Factors” sections of our 2021 Form 10-K and on page S-9 of this prospectus supplement for a discussion of the factors you should consider carefully before deciding to invest in the debentures.

Summary Selected Consolidated Financial Data

The following tables present our summary selected consolidated financial data. The summary selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes thereto and the related “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our 2021 Form 10-K, which is incorporated by reference herein.

Consolidated Statement of Operations Data

(in millions, except per share amounts)

	Year Ended December 31,
	2021	2020	2019(a)
Revenues	$28,586	$25,285	$26,998
Operating income	$6,297	$4,139	$4,146
Net earnings from continuing operations (Paramount and noncontrolling interests)	$4,469	$2,584	$3,199
Net earnings from continuing operations attributable to Paramount	$4,381	$2,305	$3,168
Net earnings from continuing operations per common share attributable to Paramount:
Basic	$6.77	$3.74	$5.15
Diluted	$6.69	$3.73	$5.13
Weighted average number of common shares outstanding:
Basic	641	616	615
Diluted	655	618	617
Dividends per common share:
Paramount Global (formerly CBS Corporation)	$.96	$.96	$.78
Viacom Inc.(b)	N/A	N/A	$.60

(a)

On December 4, 2019, Viacom Inc. (“Viacom”) merged with and into CBS Corporation (“CBS”), with CBS continuing as the surviving company (the “Merger”). The Merger was accounted for as a transaction between entities under common control and therefore, the net assets of Viacom were combined with those of CBS at their historical carrying amounts and the companies have been presented on a combined basis for the year ended December 31, 2019.

(b)	Amounts reflect the historical dividends of Viacom and have not been adjusted for the conversion to the combined company shares in connection with the Merger.

Consolidated Balance Sheet Data

(in millions)

	As of December 31,
	2021	2020
Total assets	$58,620	$52,663
Total debt	$17,709	$19,733
Total Paramount stockholders’ equity	$22,402	$15,371
Total equity	$22,970	$16,056

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus supplement, in the accompanying prospectus and any documents incorporated by reference herein and, in particular, the risk factors described below and described in our 2021 Form 10-K. The risks described below, and described in our 2021 Form 10-K, which is incorporated by reference herein, are considered to be the most material but are not the only ones we are facing. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to the Debentures

The debentures are subordinated to all of our senior indebtedness and structurally subordinated to all obligations of our subsidiaries, and the indenture governing the debentures does not limit the aggregate amount of indebtedness that we may issue.

Our obligations under the debentures are subordinate and junior in right of payment to all of our senior indebtedness. This means that we cannot make any payments on the debentures until all holders of senior indebtedness have been paid in full, or provision has been made for such payment, if such senior indebtedness is in default (subject to certain exceptions for grace periods and waivers). The indenture under which the debentures will be issued does not limit the aggregate amount of senior indebtedness that may be issued by us. As of December 31, 2021, Paramount Global had approximately $16.5 billion of indebtedness outstanding as senior notes and senior debentures and no amounts outstanding under its commercial paper program or its revolving credit facility.

The debentures will not be guaranteed by our subsidiaries, and therefore they will be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries, including claims with respect to trade payables. As of December 31, 2021, our direct and indirect subsidiaries and other consolidated entities had $51 million of indebtedness outstanding, including finance lease obligations. The indenture under which the debentures will be issued does not prohibit or limit any of our subsidiaries from incurring any indebtedness or other obligations. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets to make payments to us.

We may elect to defer interest payments on the debentures at our option for one or more periods of up to five consecutive years. This may affect the market price of the debentures.

We may elect at our option to defer payment of all or part of the current and accrued interest otherwise due on the debentures for up to five consecutive years, as described under “Description of the Debentures—Option to Defer Interest Payments” in this prospectus supplement. At the end of an Optional Deferral Period, if all amounts due are paid, we could start a new Optional Deferral Period of up to five consecutive years. During any Optional Deferral Period, interest on the debentures would be deferred but would accrue Additional Interest at a rate equal to the interest rate then applicable to the debentures, to the extent permitted by applicable law. No Optional Deferral Period may extend beyond the maturity date or redemption date, if earlier, of the debentures. If we exercise this interest deferral right, the debentures may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures or that is otherwise less than the price at which the debentures may have been traded if we had not exercised such right. In addition, as a result of our right to defer interest payments, the market price of the debentures may be more volatile than other securities that do not have these rights.

If we defer interest payments on the debentures, there will be U.S. federal income tax consequences to holders of the debentures.

If we defer interest payments on the debentures for one or more Optional Deferral Periods, holders of the debentures generally will be required to include amounts in income for U.S. federal income tax purposes during such period, regardless of their method of accounting for U.S. federal income tax purposes and even though they may not receive the cash attributable to that income during the Optional Deferral Period.

If holders of the debentures sell their debentures before the record date for the payment of interest at the end of an Optional Deferral Period, they will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the Optional Deferral Period. Moreover, amounts that holders were required to include in income with respect to the debentures during the Optional Deferral Period will be added to such holders’ adjusted tax basis in the debentures, but may not be reflected in the amount that such holder realizes on the sale. To the extent the amount realized on a sale is less than the holder’s adjusted tax basis, the holder generally will recognize a capital loss for U.S. federal income tax purposes. The deductibility of capital losses is subject to limitations. See “U.S. Federal Income Tax Considerations—U.S. Holders—Sales or Other Taxable Dispositions of the Debentures.”

An active trading market for the debentures may not develop or be sustained.

The debentures are new securities for which there currently is no market. We have not listed and do not intend to list the debentures on any U.S. national securities exchange or quotation system. Although the underwriters have advised us that they currently intend to make a market in the debentures after completion of the offering, they have no obligation to do so, and such market-making activities may be discontinued at any time and without notice. We cannot assure you that any market for the debentures will develop or be sustained. If an active market is not developed or sustained, the market price and liquidity of the debentures may be adversely affected.

Rating agencies may change their practices for rating the debentures, which change may affect the market price of the debentures. In addition, we may redeem the debentures if a rating agency makes certain changes in the equity credit criteria for securities such as the debentures.

The rating agencies that currently or may in the future publish a rating for us, including Moody’s Investors Service, Inc., S&P Global Ratings and Fitch Ratings, Inc., may, from time to time in the future, change the way they analyze securities with features similar to the debentures. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the debentures. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the debentures are subsequently lowered, that could have a negative impact on the trading price of the debentures.

In addition, we may redeem the debentures, at our option, in whole, but not in part, within ninety (90) days of the date a rating agency makes certain changes in the equity credit criteria for securities such as the debentures. See “Description of the Debentures—Redemption Upon a Rating Agency Event” in this prospectus supplement.

The calculation agent will make certain determinations regarding the interest rate on the debentures.

The calculation agent will make certain determinations regarding the interest rate for each Interest Reset Period. We or any of our affiliates may assume the duties of the calculation agent. Any exercise of discretion by us or our affiliates acting as calculation agent could present a conflict of interest. In making the required determinations, decisions and elections, we or our affiliates may have economic interests that are adverse to the interests of holders of the debentures, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and market for the debentures. Any determination made by us or our affiliates, acting as the calculation agent, will be conclusive and binding on the holders of the debentures and us, absent manifest error.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of the debentures, after deducting the underwriting discounts and commissions and our other offering fees and expenses, will be approximately $                . We intend to use the net proceeds from this offering for general corporate purposes, including the possible repayment of existing indebtedness.

DESCRIPTION OF THE DEBENTURES

General

The debentures offered hereby will be issued under an indenture dated as of March 27, 2020, as supplemented from time to time (the “indenture”), between Paramount Global (formerly ViacomCBS Inc.), as issuer (in this Description of the Debentures, “Paramount”), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). In this Description of the Debentures, “Paramount,” “we,” “us,” “our” and similar words refer to Paramount Global and not to any of its consolidated subsidiaries unless the context otherwise requires.

We provide information to you about the debentures in two separate documents:

•	this prospectus supplement; and

•	the accompanying prospectus.

The following statements about the debentures are summaries and are subject to, and qualified in their entirety by reference to, the accompanying prospectus, the indenture and the debentures. See “Description of Debt Securities” in the accompanying prospectus for additional information concerning the debentures and the indenture. The following statements, therefore, do not contain all of the information that may be important to you. Not all the defined terms used in this prospectus supplement are defined herein, and you should refer to the accompanying prospectus or the indenture for the definitions of such terms. The provisions of the indenture set forth the terms of the debentures in greater detail than this prospectus supplement or the accompanying prospectus. If the statements in this prospectus supplement differ from the provisions of the indenture, the provisions of the indenture control. A copy of the indenture was filed with the SEC as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

The debentures:

•	will be unsecured and rank junior in right of payment to all of Paramount’s senior indebtedness, whether presently existing or from time to time hereafter incurred, created, assumed or existing;

•	will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof; and

•

will initially be limited to $                 aggregate principal amount of debentures, which aggregate principal amount may, without the consent of holders, be increased in the future on the same terms as to status, CUSIP number or otherwise as the debentures being offered hereby.

The debentures are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. We are not required to make any payment to a holder with respect to any tax, assessment or other governmental charge imposed (by withholding or otherwise) by any government or a political subdivision or taxing authority thereof or therein due and owing with respect to the debentures.

Maturity

The debentures will mature on                , 2062. On the maturity date of the debentures, the holders will be entitled to receive 100% of the principal amount of the debentures.

Interest

Interest will be payable semi-annually in arrears on the debentures on                and                of each year, beginning on                , 2022. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the debentures will be paid to holders of record of the debentures on                 and                 immediately before the respective interest payment date. In this prospectus supplement, the term “interest”

includes semi-annual interest payments and applicable interest on interest payments incurred but not paid on the applicable interest payment date. If any interest payment date or redemption date falls on a day that is not a Business Day (as defined in the indenture), then payment of interest, principal and/or the applicable redemption price may be made on the next succeeding Business Day and no interest will accrue because of such delayed payment.

Each debenture will bear interest from, and including, the Issue Date to, but excluding,                 , 2027, at a rate of    % per year.

From, and including,                 , 2027 (the “Initial Interest Reset Date”), interest on the debentures will accrue during each Interest Reset Period at an annual rate equal to the 5-Year Treasury Rate as of the most recent Interest Rate Calculation Date plus (i) for the period from, and including,                 , 2027 to, but excluding,                 , 2032,     %, (ii) for the period from, and including,                , 2032 to, but excluding,                 , 2047,     % and (iii) for the period from, and including,                 , 2047 to, but excluding, the maturity date,     %, to be reset on each Interest Reset Date.

We will appoint a calculation agent (the “calculation agent”) with respect to the debentures prior to the initial Interest Rate Calculation Date. We or any of our affiliates may assume the duties of the calculation agent. The calculation agent will determine the interest rate for the debentures, to become effective during the next Interest Reset Period, on each Interest Rate Calculation Date, as set forth herein. The calculation agent will promptly notify the Trustee (and will promptly notify us, if we or one of our affiliates is not the calculation agent), in writing, of the new interest rate, upon such determination. Upon the request of the holder of any debenture, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date.

“5-Year Treasury Rate” means, as of the Interest Rate Calculation Date, the average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five Business Days appearing under the caption “Treasury Constant Maturities” in the most recent H.15 (as defined below).

“H.15” means the daily statistical release designated as such, or any successor publication as determined by the calculation agent in its sole discretion, published by the Board of Governors of the United States Federal Reserve System, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Interest Rate Calculation Date.

“Interest Reset Date” means the Initial Interest Reset Date and each date falling on the fifth anniversary of the preceding Interest Reset Date, beginning with the Initial Interest Reset Date.

“Interest Rate Calculation Date” means, in respect of any Interest Reset Period, the day falling one Business Day prior to the beginning of such Interest Reset Period.

“Interest Reset Period” means the period from and including the Initial Interest Reset Date to, but excluding, the next following Interest Reset Date and thereafter each period from and including each Interest Reset Date to, but excluding, the next following Interest Reset Date.

If the 5-Year Treasury Rate cannot be determined pursuant to the method described above, the calculation agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate such rate, will determine the 5-Year Treasury Rate in its sole discretion, provided that if the calculation agent determines there is an industry-accepted successor 5-Year Treasury Rate, then the calculation agent will use such successor rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the definition of Business Day and the Interest Rate Calculation Date to

be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the 5-Year Treasury Rate in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

All calculations made by the calculation agent for the purposes of calculating interest on the debentures shall be conclusive and binding on the holders of the debentures and us, absent manifest error.

Subordination; Ranking

The debentures will be unsecured and rank junior in right of payment to all of Paramount’s senior indebtedness, whether presently existing or from time to time hereafter incurred, created, assumed or existing. The indenture does not limit the aggregate amount of senior indebtedness that may be issued by Paramount. As of December 31, 2021, Paramount had approximately $16.5 billion of indebtedness outstanding as senior notes and senior debentures and no amounts outstanding under its commercial paper program or its revolving credit facility.

We conduct our operations through subsidiaries. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payments on the debentures. The debentures will be structurally subordinated to all obligations of our subsidiaries including claims with respect to trade payables. This means that holders of the debentures will have a junior position to the claims of creditors of our subsidiaries on the assets and earnings of such subsidiaries. As of December 31, 2021, our direct and indirect subsidiaries and other consolidated entities had $51 million of indebtedness outstanding, including finance lease obligations.

No payment of principal of (including redemption payments, if any), premium, if any, on or interest on (including Additional Interest (as defined below)) the debentures may be made if (a) any senior indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any senior indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise of the senior indebtedness. Upon any payment or distribution of assets of Paramount to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of Paramount, the holders of senior indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness before the holders of the debentures are entitled to receive or retain any payment or distribution. Subject to the prior payment of all senior indebtedness, the rights of the holders of the debentures will be subrogated to the rights of the holders of senior indebtedness to receive payments and distributions applicable to such senior indebtedness until all amounts owing on the debentures are paid in full.

The term “senior indebtedness” of Paramount means all Indebtedness of Paramount, except (a) Indebtedness that, pursuant to its terms, is subordinated in right of payment to other Indebtedness and (b) Indebtedness evidenced by an instrument that expressly provides that such Indebtedness is not senior indebtedness. Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include any liability for taxes owed or owing by Paramount or any trade payables.

Further Issues

We may from time to time, without notice to or the consent of the holders of the debentures currently offered hereby, create and issue further debentures ranking equally and ratably in all respects with the debentures, or in all respects except for the payment of interest accruing prior to the issue date or except, in some circumstances, for the first payment of interest following the issue date of those further debentures. Any such further debentures will be consolidated with and form a single series with the debentures currently being offered, and will have the same terms as to status, CUSIP number or otherwise as such debentures; provided, however, that any such further debentures that are not fungible for U.S. federal income tax purposes with the debentures currently being offered may be issued under a different CUSIP. Any such further debentures will be issued pursuant to a resolution of our board of directors, a supplement to the indenture or under an officer’s certificate pursuant to the indenture.

Option to Defer Interest Payments

So long as no Event of Default under the indenture with respect to the debentures has occurred and is continuing, at our sole option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the debentures by extending the interest payment period for up to five consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not extend beyond the maturity date of the debentures or end on a day other than an interest payment date. Any deferred interest on the debentures will accrue additional interest at a rate equal to the interest rate then applicable to the debentures from the applicable interest payment date to the date of payment (such additional interest accrued thereon, “Additional Interest”), to the extent permitted under applicable law. No interest will be due and payable on the debentures until the end of an Optional Deferral Period, except upon a redemption of the debentures during such Optional Deferral Period.

At the end of an Optional Deferral Period or on any redemption date, we will be obligated to pay all accrued and unpaid interest, including any Additional Interest, on the debentures. Once we pay all accrued and unpaid interest payments on the debentures, including any Additional Interest, we can again defer interest payments on the debentures as described above, but not beyond the maturity date of the debentures.

We are required to provide to the Trustee written notice of any optional deferral of interest at least 10 and not more than 60 Business Days prior to the earlier of (1) the next applicable interest payment date or (2) the date, if any, upon which we are required to give notice of such interest payment date or the record date therefor to any applicable self-regulatory organization. In addition, we are required to deliver to the Trustee an officer’s certificate stating that no Event of Default shall have occurred and be continuing. Subject to receipt of the officer’s certificate, the Trustee is required to promptly forward such notice to each holder of record of debentures.

Certain Limitations During an Optional Deferral Period

During an Optional Deferral Period, subject to the exceptions noted below, we shall not:

•	declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, or

•

make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by us which rank equally with or junior in right of payment to the debentures.

None of the foregoing, however, shall restrict:

•

any of the actions described in the preceding sentence resulting from any reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

•	dividends, payments or distributions payable in shares of capital stock;

•

redemptions, purchases or other acquisitions of shares of capital stock in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of us or any of our subsidiaries or in connection with a dividend reinvestment or stock purchase plan; or

•

any declaration of a dividend in connection with implementation of any stockholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.

Optional Redemption

On the Par Call Date or on any interest payment date thereafter (each, a “Redemption Date”), the debentures may be redeemed in whole or in part, at our option, at a redemption price equal to 100% of their principal amount to be redeemed, plus accrued and unpaid interest (including deferred interest, if any) to, but excluding, the date of redemption.

At any time prior to the Par Call Date, the debentures may be redeemed in whole or in part, at our option, at a redemption price equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the next succeeding Redemption Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus                basis points less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the debentures to be redeemed,

plus, in either case, accrued and unpaid interest (including deferred interest, if any) to, but excluding, the date of redemption.

For purposes of this section:

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent H.15 under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par

Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places. The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

We will transmit notice of any such redemption at least 10 days, but not more than 60 days, before the date of redemption to each holder of the debentures to be redeemed.

On and after the redemption date, interest will cease to accrue on the debentures or any portion of the debentures called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date of the debentures to be redeemed on such date. If less than all of the debentures are to be redeemed, the debentures to be redeemed shall be selected in accordance with the procedures of the Depositary (as defined below) or by such method as the Trustee shall deem appropriate. Additionally, we may at any time repurchase debentures in the open market and may hold or surrender such debentures to the Trustee for cancellation.

In the event that we redeem or purchase any of the debentures, we intend (without thereby assuming a legal obligation) to do so only to the extent the aggregate redemption or purchase price is equal to or less than the net proceeds, if any, received by us from new issuances during the period commencing on the 360th calendar day prior to the date of such redemption or purchase of securities which are assigned by S&P at the time of sale or issuance, an aggregate equity credit that is equal to or greater than the equity credit assigned to the debentures to be redeemed or purchased (but taking into account any changes in hybrid capital methodology or another relevant methodology or the interpretation thereof since the issuance of the debentures), unless the debentures are redeemed pursuant to a Rating Agency Event, Tax Event or Change of Control Event (each as defined herein).

Redemption Upon a Tax Event

We may redeem the debentures, in whole but not in part, at our option, at any time within ninety (90) days of the occurrence of a Tax Event (as defined below), at a redemption price equal to 100% of the principal amount of the debentures being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption (“Tax Event Redemption Date”).

A “Tax Event” happens with respect to the debentures when we have received an opinion of nationally recognized counsel experienced in U.S. federal income tax matters that, as a result of:

•

any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the U.S. or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

•

an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

•

any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

•

a threatened challenge asserted in writing in connection with an audit of us or any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the debentures, which amendment, clarification, or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the debentures is not deductible, or within 90 days would not be deductible, in whole or in part, by us for U.S. federal income tax purposes.

On and after a Tax Event Redemption Date, interest will cease to accrue on the debentures called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the Tax Event Redemption Date, we will deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date of the debentures.

Redemption Upon a Rating Agency Event

We may redeem the debentures, in whole but not in part, at our option, at any time within ninety (90) days following the occurrence of a Rating Agency Event (as defined below), at 102% of their principal amount plus any accrued and unpaid interest thereon (including any Additional Interest) to, but excluding, the date of redemption (“Rating Agency Event Redemption Date”).

“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization for purposes of assigning equity credit to securities such as the debentures on the date of original issuance of the debentures (the “current methodology”), which change either (i) shortens the period of time during which equity credit pertaining to the debentures would have been in effect had the current methodology not been changed or (ii) reduces the amount of equity credit assigned to the debentures as compared with the amount of equity credit that such rating agency had assigned to the debentures as of the date of original issuance thereof.

On and after a Rating Agency Event Redemption Date, interest will cease to accrue on the debentures called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the Rating Agency Event Redemption Date, we will deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date of the debentures.

Redemption Upon a Change of Control Event

Following the occurrence of a Change of Control Event (as defined below) in respect of the debentures, we may redeem (a “Change of Control Redemption”) the debentures, in whole but not in part, at our option, at a redemption price equal to 101% of their principal amount plus any accrued and unpaid interest thereon (including any Additional Interest) to, but excluding, the date of redemption (“Change of Control Event Redemption Date”). Unless we have previously or concurrently given a redemption notice to holders of all outstanding debentures pursuant to “—Optional Redemption,” “—Redemption Upon a Tax Event” or “—Redemption Upon a Rating Agency Event,” within 30 days following any Change of Control Event in respect of the debentures or, at our option, prior to any Change of Control Event, but after the public announcement of the related Change of Control, we will send a notice to each holder of the debentures describing the transaction or transactions that constitute or may constitute the Change of Control Event and either our election not to redeem the debentures or the Change of Control Event Redemption Date (which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent), together with such other matters as may be advisable in our discretion or required by the indenture. The notice shall, if sent prior to the occurrence of the Change of Control Event, state that the Change of Control Redemption is conditioned on the Change of Control Event occurring on or prior to the redemption date specified in the notice. If no Change of Control Redemption is made by us within the time periods specified in this paragraph following a Change of Control Event with respect to the debentures and we have not otherwise given a redemption notice to holders of all outstanding debentures pursuant to “—Optional Redemption,” “—Redemption Upon a Tax Event” or “—Redemption Upon a Rating Agency Event,” the per annum rate of interest payable on the debentures will be increased by an additional 5.0 percentage points from and including the date on which the applicable notice of a Change of Control Event is sent to holders of debentures.

On and after a Change of Control Event Redemption Date, interest will cease to accrue on the debentures called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the Change of Control Event Redemption Date, we will deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date of the debentures.

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act) other than us or one of our Affiliates;

(2)	the first day on which a majority of the members of our board of directors are not Continuing Directors;

(3)

the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than us, one of our subsidiaries or Redstone Family Members, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock, and following such transaction or transactions, Redstone Family Members beneficially own less than 50% of our Voting Stock, in each case, measured by voting power rather than number of shares; or

(4)

the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision) with respect to each class of our common stock, following which Redstone Family Members beneficially own, directly or indirectly, more than 50% of our Voting Stock, measured by voting power rather than number of shares.

“Rating Downgrade Event” with respect to the debentures means that the rating of such debentures by all of the Rating Agencies is decreased by one or more gradations (including gradations within rating categories as well as between rating categories) on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the debentures is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Rating Downgrade Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Downgrade Event for purposes of the definition of Change of Control Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Downgrade Event).

“Change of Control Event” means the occurrence of both a Change of Control and a Rating Downgrade Event.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who:

(1)	was a member of such board of directors on the first date that any of the debentures were issued; or

(2)

was nominated for election or elected to our board of directors (i) with the approval of Redstone Family Members representing not less than 50% of our Voting Stock, measured by voting power rather than number of shares, or (ii) with the approval of a majority of the Continuing Directors who were members of our board at the time of such nomination or election.

“Redstone Family Members” includes only the following persons: (i) the estate of Mr. Sumner Redstone; (ii) each descendant of Mr. Redstone or former spouse of Mr. Redstone and their respective estates, guardians, conservators or committees; (iii) any former spouse of Mr. Redstone; (iv) each “Family Controlled Entity” (as defined below); and (v) the trustees, in their respective capacities as such, of each “Family Controlled Trust” (as defined below). The term “Family Controlled Entity” means (i) any not-for-profit corporation if more than 50% of its board of directors is composed of Redstone Family Members; (ii) any other corporation if more than 50% of the value of its outstanding equity is owned by Redstone Family Members; (iii) any partnership if more than 50% of the value of its partnership interests is owned by Redstone Family Members; and (iv) any limited liability or similar company if more than 50% of the value of the company is owned by Redstone Family Members. The term “Family Controlled Trust” includes certain trusts existing on                 , 2022 and any other trusts the primary beneficiaries of which are Redstone Family Members, spouses of Redstone Family Members and/or charitable organizations, provided that if the trust is a wholly charitable trust, more than 50% of the trustees of such trust consist of Redstone Family Members.

“Fitch” means Fitch Ratings, Inc.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agency” means:

(1)	each of Moody’s, S&P and Fitch; and

(2)

if any of Moody’s, S&P or Fitch ceases to rate the debentures or fails to make a rating of the debentures publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) under the Exchange Act selected by us as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

An “Affiliate” of Paramount means any person directly or indirectly controlling, controlled by or under direct or indirect common control with Paramount, or directly or indirectly controlled by a Redstone Family Member.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Certain Provisions Not to Apply

The provisions described in the accompanying prospectus under the headings “Description of Debt Securities—Merger, Consolidation or Sale of Assets,” “Description of Debt Securities—Limitations on Liens,” “Description of Debt Securities—Limitations on Sale and Leaseback Transactions” and “Description of Debt Securities—Subordination” will not apply to the debentures.

No Mandatory Redemption or Sinking Fund

There will be no mandatory redemption prior to maturity or sinking fund payments for the debentures.

The Trustee, Security Registrar and Paying Agent

Deutsche Bank Trust Company Americas, acting through its designated corporate trust office at 1 Columbus Circle, 17th Floor, Mail Stop: NYC01-1710, New York, New York 10019 is the Trustee for the debentures and is the security registrar and paying agent for the debentures. Principal and interest will be payable, and the debentures will be transferable, at the designated office of the paying agent and security registrar. We may, however, pay interest by wire or by check mailed to registered holders of the debentures. At the maturity of the debentures, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of the debentures at the designated office of the Trustee.

Events of Default

The following are the “Events of Default” with respect to the debentures, which are modified from the Events of Default described in the accompanying prospectus:

•

Paramount does not pay interest (including Additional Interest) on the debentures within 30 days of its due date, subject to our right to optionally defer interest payments as described under “—Option to Defer Interest Payments”;

•	Paramount does not pay the principal of or any premium on the debentures when due and payable, at its maturity, or upon its acceleration, redemption or otherwise; or

•	Paramount files for bankruptcy or other events of bankruptcy, insolvency or reorganization specified in the indenture occur.

For the avoidance of doubt, the Events of Default stated in this section shall be the only Events of Default applicable to the debentures.

With respect to the debentures, the term “Default” means the following event: default in the performance or breach of any covenant or warranty of Paramount in the indenture (other than (i) a covenant or warranty a default in whose performance or whose breach is addressed in the preceding paragraph or (ii) certain other covenants and warranties inapplicable to the debentures), and continuance of such default or breach for a period of 90 days after specified written notice to Paramount by the Trustee, or to Paramount and the Trustee by the holders of at least 25% in principal amount of the outstanding debentures.

Upon the occurrence and continuance of a Default, the Trustee and the holders of the debentures will have the same rights and remedies, and will be subject to the same limitations, restrictions, protections and exculpations, and Paramount will be subject to the same obligations and restrictions, in each case, as would apply if such Default was an Event of Default or an event which after notice or lapse of time or both would become an Event of Default; provided that the principal of and accrued interest on the debentures may not be declared immediately due and payable by reason of the occurrence and continuation of a Default, and any notice of declaration or acceleration based on such Default will be null and void with respect to the debentures; provided, further, that in case a Default has occurred and is continuing, the Trustee will not be subject to the requirement to exercise, with respect to the debentures, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs, unless an Event of Default has occurred and is continuing.

Application of Defeasance Provision

The accompanying prospectus contains a section entitled “Description of Debt Securities—Defeasance and Covenant Defeasance.” That section describes provisions for the full defeasance and covenant defeasance of securities issued under the indenture. Those provisions will apply to the debentures.

To effect full defeasance or covenant defeasance of the debentures, we would be required to deliver to the Trustee an officer’s certificate and opinion of counsel to the effect that the deposit of money or U.S. government obligations in the trust created when we elect full defeasance or covenant defeasance will not cause the holders of the securities to recognize income, gain or loss for U.S. federal income tax purposes.

Agreement by Holders to Certain Tax Treatment

Each holder of the debentures will, by accepting the debentures or a beneficial interest therein, be deemed to have agreed that the holder intends that the debentures constitute indebtedness and will treat the debentures as indebtedness for United States federal, state and local tax purposes.

Book Entry, Delivery and Form

The debentures will be issued in the form of one or more fully registered global securities (each a “Global Security”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary”) and registered in the name of Cede & Co., the Depositary’s nominee. We will not issue debentures in certificated form except in certain circumstances. Beneficial interests in the Global Securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary (the “Depositary Participants”). Investors may elect to hold interests in the Global Securities through either the Depositary (in the United States), or Clearstream Banking S.A., Luxembourg (“Clearstream Luxembourg”), or Euroclear (in Europe) if they are participants in those systems, or, indirectly through organizations that are participants in those systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream Luxembourg and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”). Beneficial interests in the Global Securities will be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the Global Securities may be transferred, in whole but not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

The Depositary has advised us and the underwriters that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (which may include the underwriters of the debentures), banks, trust companies, clearing corporations and certain other organizations. The Depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the users of its regulated subsidiaries. Access to the Depositary’s book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the SEC.

Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations, known as Clearstream Luxembourg participants, and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters of the debentures or their affiliates. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg participant either directly or indirectly.

Distributions with respect to the debentures held beneficially through Clearstream Luxembourg will be credited to the cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

Euroclear has advised us that it was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is operated by Euroclear Bank S.A./N.V. or the “Euroclear operator” under contract with Euroclear plc, a U.K. corporation. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters of the debentures.

Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is regulated and examined by the Belgian Financial Services and Markets Authority (Autorité des services et marchés financiers) and the National Bank of Belgium (Banque Nationale de Belgique).

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to debentures held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. Depositary for Euroclear.

If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the debentures in definitive form in exchange for the entire Global Security representing the debentures. In this case, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in definitive form of debentures represented by such Global Security equal in principal amount to such beneficial interest and to have such debentures registered in its name.

Title to book-entry interests in the debentures will pass by book-entry registration of the transfer within the records of Clearstream Luxembourg, Euroclear or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the debentures may be transferred within Clearstream Luxembourg and within Euroclear and between Clearstream Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream Luxembourg and Euroclear. Book-entry interests in the debentures may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the debentures among Clearstream Luxembourg and Euroclear and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream Luxembourg, Euroclear and the Depositary.

Global Clearance and Settlement Procedures

Initial settlement for the debentures will be made in immediately available funds. Secondary market trading between Depositary Participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream Luxembourg participants or Euroclear participants, on the other, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving the debentures in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Luxembourg participants and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of the debentures received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits, or any transactions in the debentures settled during such processing, will be reported to the relevant Euroclear participants or Clearstream Luxembourg participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of debentures by or through a Clearstream Luxembourg participant or a Euroclear participant to a Depositary Participant will be received with value on the business day of settlement in the Depositary but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations of the purchase, ownership and disposition of the debentures to U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) who acquire debentures upon their original issuance at their initial offering price and hold debentures as capital assets (generally, property held for investment). This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and changes to or differing interpretations of the foregoing may result in U.S. federal income tax consequences different from those discussed below, possibly on a retroactive basis. This summary does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, and certain holders (including, for example, banks, insurance companies, tax-exempt organizations, financial institutions, U.S. Holders whose functional currency is not the U.S. dollar, persons that are members of an “expanded group” within the meaning of Treasury Regulations Section 1.385-1 of which Paramount is also treated as a member, persons subject to alternative minimum tax, broker-dealers, persons that hold the debentures as part of a straddle, hedge, conversion transaction or other integrated investment, expatriates, controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax) may be subject to special rules that are not discussed below. This summary does not address the effect of any estate, gift, state, local, or foreign tax law or the Medicare tax on net investment income.

As used in this summary, a “U.S. Holder” of a debenture means a beneficial owner that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of a debenture that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds debentures, the tax treatment of the partnership and each partner generally will depend upon the status of the partner and the activities of the partnership. A partnership or a partner of a partnership holding debentures should consult its own tax advisor.

Investors should consult their tax advisors in determining the tax consequences to them of purchasing, holding and disposing of the debentures, including the application to their particular situation of the U.S. federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Classification and Treatment of the Debentures

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities substantially similar to the debentures. Shearman & Sterling LLP, tax counsel to Paramount, is of the opinion that, under current law and assuming full compliance with the terms of the indenture and other relevant documents, although the matter is not free from doubt, the debentures will be classified for U.S. federal income tax purposes as indebtedness of Paramount. This opinion is not binding on the IRS or any court and there can be no assurance that the IRS or a court will agree with this opinion.

We intend to treat the debentures as indebtedness for U.S. federal income tax purposes. Each holder of the debentures will, by accepting the debentures or a beneficial interest therein, be deemed to have agreed that the holder intends that the debentures constitute indebtedness and will treat the debentures as indebtedness for all U.S. federal, state and local tax purposes. The remainder of this discussion assumes that the classification of the debentures as indebtedness will be respected for U.S. federal income tax purposes.

U.S. Holders

Interest Income and Original Issue Discount

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount (“OID”) for U.S. federal income tax purposes. We believe that the likelihood of our exercising our option to defer payments is remote within the meaning of the regulations, based in part because our exercise of the option to defer payments of stated interest on the debentures would generally prevent us from (i) declaring or paying any dividend or making any distribution with respect to, or redeeming, purchasing, acquiring or making a liquidation payment with respect to, any of our capital stock or (ii) making any payments of interest, principal or premium, if any, on or repaying, repurchasing or redeeming any debt securities (including guarantees) issued by us which rank equally with or junior in right of payment to the debentures. Based on the foregoing, although the matter is not free from doubt, we believe the debentures will not be considered to be issued with OID at the time of their original issuance. Accordingly, each U.S. Holder of debentures should include in gross income such U.S. Holder’s interest on the debentures at the time such interest accrues or is received in accordance with such U.S. Holder’s method of tax accounting.

Under the applicable Treasury regulations, if the likelihood of exercising our option to defer any payment of interest is determined not to be remote, or if we exercise such option, the debentures will be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be. In such event, all stated interest on the debentures would thereafter be treated as OID, which would accrue and be included in a U.S. Holder’s taxable income on an economic accrual basis without regard to the timing of the receipt of cash and regardless of such U.S. Holder’s method of tax accounting. Actual payments of stated interest would not be reported as taxable income. Consequently, a U.S. Holder would be required to include OID in gross income even if we do not make any actual cash payments during an Optional Deferral Period.

No rulings or other interpretations which address the meaning of the term “remote” as used in the applicable Treasury regulations have been issued by the IRS, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus supplement.

We believe that the debentures should not be classified as “contingent payment debt instruments” under U.S. federal income tax law by reason of the potential for payment of additional interest or payment of premium upon a Change of Control Event or a Rating Agency Event. Our determinations on these matters are binding on a U.S. Holder unless such U.S. Holder discloses its contrary position in the manner required by applicable Treasury regulations. Based on these positions, the debentures will be treated as “variable rate debt instruments” for U.S. federal income tax purposes. Based on the Treasury regulations applicable to variable rate debt instruments and the expected pricing terms of the debentures, we also do not expect that the debentures would be treated as issued with OID for U.S. federal income tax purposes. The IRS may take a different position, which could require a U.S. Holder to accrue income on its debentures in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a debenture before the resolution of these contingencies. The remainder of this discussion assumes that the debentures will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

Sales or Other Taxable Dispositions of the Debentures

Upon a sale, exchange, redemption or other taxable disposition of a debenture, a U.S. Holder generally will recognize gain or loss equal to the difference between its adjusted tax basis in the debentures and the amount realized on the sale, exchange, redemption or other taxable disposition of such debentures. Assuming that we do not exercise our option to defer payments of interest on the debentures and that the debentures are not deemed to be issued with OID, a U.S. Holder’s adjusted tax basis in the debentures generally will be its initial purchase price. If the debentures are deemed to be issued or reissued with OID, a U.S. Holder’s adjusted tax basis in the debentures generally will be its initial purchase price, increased by the OID previously includible in such U.S. Holder’s gross income to the date of disposition and decreased by payments received on the debentures since and including the date that the debentures were deemed to be issued with OID. Such gain or loss generally will be capital gain or loss and generally will be a long-term capital gain or loss if such U.S. Holder has held the debentures for more than one year prior to the sale, exchange, redemption or other taxable disposition.

Should we exercise our option to defer payments of interest on the debentures, the debentures may trade at a price that does not fully reflect the accrued but unpaid interest. In the event of such a deferral, a U.S. Holder who disposes of its debentures between record dates for payments of interest will be required to include OID accrued to the date of disposition in taxable income and to add such amount to its adjusted tax basis in its debentures. To the extent the selling price is less than the U.S. Holder’s adjusted tax basis, such U.S. Holder will recognize a capital loss. The deductibility of capital losses is subject to limitations under the Code.

Non-U.S. Holders

Interest Income and Original Issue Discount

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act,” under current U.S. federal income tax law, and assuming that the debentures will be treated as indebtedness for U.S. federal income tax purposes, no withholding of U.S. federal income tax should apply to interest paid (or OID) on the debentures to a Non-U.S. Holder under the “portfolio interest exemption,” provided that:

•

such payment is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or, if an applicable income tax treaty applies, such payment is not attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States);

•	the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership;

•	the Non-U.S. Holder is not a bank that received such debentures on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

the Non-U.S. Holder satisfies the certification requirement by providing to the withholding agent, in accordance with specified procedures, a certification to the effect that such Non-U.S. Holder is not a U.S. person (generally through the provision of a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form)).

If the requirements of the “portfolio interest exemption” are not satisfied with respect to a Non-U.S. Holder, payments of interest (including OID, if any) to that Non-U.S. Holder will be subject to a 30 percent U.S. withholding tax, unless another exemption or a reduced withholding rate applies. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute or successor form) establishing that the holder is entitled to claim the benefit of the applicable tax treaty. Alternatively, an exemption applies to the 30 percent U.S. withholding tax if the interest (including OID, if any) is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) and the Non-U.S. Holder provides an appropriate statement to that effect on a properly executed IRS Form W-8ECI (or suitable substitute or successor form). In the latter case, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the debentures in the same manner as a U.S. Holder, as described above. In addition, Non-U.S. Holders that are corporations may be subject to a branch profits tax with respect to any such U.S. trade or business income at a rate of 30 percent (or at a reduced rate under an applicable income tax treaty).

Sales or Other Taxable Dispositions of the Debentures

Any gain realized on the sale, exchange, redemption or other taxable disposition of the debentures generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

If a Non-U.S. Holder is engaged in a trade or business in the United States (and, if an income tax treaty applies, such holder maintains a permanent establishment within the United States), and any gain recognized on a debenture is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, is attributable to such permanent establishment) as described in the first bullet above, such Non-U.S. Holder will be subject to U.S. federal income tax (but not withholding tax) on such gain on a net income basis in the same manner as if the holder were a U.S. Holder, as described above. In addition, in certain circumstances, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax at a rate of 30 percent (or such lower rate as an applicable income tax treaty may provide). If a Non-U.S. Holder is an individual that is present in the United States for 183 days or more during the taxable year in which the gain is realized (and certain other conditions are met) as described in the second bullet above, such Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale, exchange, redemption or other taxable disposition of the debentures) exceed capital losses from U.S. sources.

Backup Withholding and Information Reporting

Payments of interest (as well as any accrued OID) to U.S. Holders generally will be subject to information reporting, and will be subject to backup withholding unless the U.S. Holder provides a correct taxpayer identification number and complies with applicable certification requirements or otherwise establishes an exemption. Payments made to U.S. Holders by a broker upon a sale of the debentures generally will be subject to information reporting and, in the same fashion as described in the previous sentence, may be subject to backup withholding. If the sale is made through a foreign office of a foreign broker, the sale generally will not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

Payments to Non-U.S. Holders of interest (including any OID) on the debentures may be subject to backup withholding unless the Non-U.S. Holder certifies its nonresident status on a properly executed W-8BEN, W-8BEN-E or appropriate substitute form. Information returns will be filed with the IRS in connection with interest (including any OID) paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest (including any OID), including any tax withheld under the rules described above under “—Non-U.S. Holders—Interest Income and Original Issue Discount.” Payments made to Non-U.S. Holders by a broker upon a sale of the debentures will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status or otherwise establishes an exemption from reporting and withholding.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of the debentures under the backup withholding rules generally will be allowed as a refund or a credit against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Certain sections of the Code commonly known as the Foreign Account Tax Compliance Act (generally referred to as “FATCA”), when applicable, impose a U.S. federal withholding tax of 30 percent on certain payments to “foreign financial institutions” (which are broadly defined for this purpose and generally include investment vehicles) and “non-financial foreign entities” unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) the non-financial foreign entity either certifies it does not have any “substantial U.S. owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner (generally by providing the applicable IRS Form W-8BEN or IRS Form W-8BEN-E or any successor form); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as the applicable IRS Form W-8BEN or IRS Form W-8BEN-E or any successor form).

Payments currently subject to withholding tax under FATCA include interest (including any OID) on debt obligations of U.S. corporations (such as the debentures). Proposed Treasury regulations, upon which taxpayers may rely, provide that FATCA withholding does not apply to payments of gross proceeds from the sale or other disposition of the debentures.

The United States has entered into intergovernmental agreements with certain non-U.S. jurisdictions, and may enter into additional intergovernmental agreements, that modify the FATCA withholding regime described above. Holders should consult their tax advisors regarding the potential implications of FATCA with respect to the debentures.

UNDERWRITING

BofA Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement among us and such representatives, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of the debentures listed opposite its name below.

Underwriter	Principal Amount of debentures
BofA Securities, Inc.	$
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed to purchase all of the debentures sold pursuant to the underwriting agreement if any of the debentures are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the debentures, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the debentures, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the joint structuring agents and book-running managers, in covering syndicate short positions or making stabilization purchases, repurchase debentures originally sold by that syndicate member.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the debentures to the public at the public offering price on the cover page of this prospectus supplement and may offer some of the debentures to dealers at the public offering price less a concession not to exceed % of the principal amount of the debentures. Any underwriter may allow, and such dealers may reallow, a concession not in excess of % of the principal amount of the debentures to certain other dealers. After the initial offering of the debentures to the public, the public offering price, concession and discount may be changed. The offering of the debentures by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The expenses of the offering, not including the underwriting discounts and commissions, are estimated to be approximately $             million and are payable by us. The underwriters have agreed to reimburse us for certain of our expenses in connection with this offering.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

	Per debenture		Total
Debentures		%	$

Trading of Debentures

The debentures are a new issue of securities with no established trading market. We have not listed and do not intend to list the debentures on any U.S. national securities exchange or quotation system.

We have been advised by the underwriters that they presently intend to make a market in the debentures after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the debentures or that an active public market for the debentures will develop. If an active market for the debentures does not develop, the market price and liquidity of the debentures may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the debentures. These stabilization transactions consist of bids or purchases to peg, fix or maintain the price of the debentures. Specifically, the underwriters may sell a principal amount of the debentures greater than that which they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the principal amount of debentures available for purchase by the underwriters. The underwriters can close out a covered short sale by purchasing debentures in the open market. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, debentures in the open market to stabilize the price of the debentures. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the debentures. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. These transactions may be effected in the over-the-counter market or otherwise.

In connection with the offering of the debentures, the underwriters (or persons acting on their behalf) may over-allot the debentures or effect transactions with a view to supporting the market price of the debentures during the stabilization period at a level higher than that which might otherwise prevail. However, stabilization action may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the debentures is made and, if begun, may be ended at any time, but it must end no later than 30 days after the date on which the issuer received the proceeds of the issue, or no later than 60 days after the date of allotment of the debentures, whichever is earlier. Any stabilization action or over-allotment must be conducted by the underwriters (or persons acting on their behalf) in accordance with all applicable laws and rules, and will be undertaken at the offices of the underwriters (or persons acting on their behalf) and on the over-the-counter market.

Conflicts of Interest

Deutsche Bank Securities Inc., an affiliate of the Trustee, is an underwriter for this offering. Therefore, if a default occurs with respect to the debentures, the Trustee would have a conflicting interest for purposes of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). In that event, except in very limited circumstances, the Trustee would be required to resign as trustee under the indenture governing the debentures and we would be required to appoint a successor trustee. If the Trustee resigns following a default, it may be difficult to identify and appoint a qualified successor trustee. The Trustee will remain the trustee under the indenture until a successor is appointed. During the period of time until a successor is appointed, the Trustee will have both (a) duties to noteholders under the indenture and (b) a conflicting interest under the indenture for purposes of the Trust Indenture Act.

Other Relationships

Certain of the underwriters and their respective affiliates have in the past performed commercial banking, investment banking, corporate trust and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

The underwriters are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may occasionally hedge, their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the debentures offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the debentures offered hereby. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in Canada

The debentures may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the debentures must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

The debentures are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the debentures or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the debentures or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the debentures in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the debentures. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

The debentures are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the debentures or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the debentures or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of any of the debentures in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of the debentures. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the debentures. The debentures may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the debentures to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. None of this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the debentures constitutes a prospectus pursuant to the FinSA, and none of this prospectus supplement, the accompanying prospectus, or any other offering or marketing material relating to the debentures may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Hong Kong

The debentures may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong

Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the debentures may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to debentures which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The debentures have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA, and each underwriter has agreed that it will not offer or sell any debentures, directly or indirectly, in Japan or to or for the benefit of any “resident” of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has advised that it has not offered or sold any debentures or caused the debentures to be made the subject of an invitation for subscription or purchase and will not offer or sell any debentures or cause the debentures to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the debentures whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the debentures are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the debentures pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor under Section 274 of the SFA or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) (in the case of that corporation) or Section 276(4)(i)(B) (in the case of that trust) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law; or

•	as specified in Section 276(7) of the SFA.

Singapore SFA Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the debentures are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Dubai

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus, nor has it taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement or the accompanying prospectus. The debentures to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the debentures offered should conduct their own due diligence on the debentures. If you do not understand the contents of this prospectus supplement or the accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in the United Arab Emirates

The debentures have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. Neither this prospectus supplement nor the accompanying prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. Our Class A common stock, Class B common stock and 5.75% Series A Mandatory Convertible Preferred Stock are listed on The Nasdaq Global Select Market under the symbols “PARAA,” “PARA” and “PARAP,” respectively.

INCORPORATION BY REFERENCE

We are “incorporating by reference” specified documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (filed on February 15, 2022);

•	Our Current Reports on Form 8-K filed on February 18, 2022 and March 11, 2022; and

•	Our definitive Proxy Statement on Schedule 14A filed on April 2, 2021.

You may obtain a copy of this information at no cost, by writing or telephoning us at the following address:

Paramount Global

1515 Broadway

52nd Floor

New York, New York 10036

Attn: Investor Relations

Phone Number: (212) 258-6000

LEGAL MATTERS

The validity of the securities to be offered hereby will be passed upon for us by Shearman & Sterling LLP, New York, New York, and for the underwriters by Hughes Hubbard & Reed LLP, New York, New York. Hughes Hubbard & Reed LLP has from time to time performed legal services for Paramount including its affiliates. One of our directors is a partner of Hughes Hubbard & Reed LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

VIACOMCBS INC.

Debt Securities

Preferred Stock

Class A Common Stock

Class B Common Stock

Warrants

We, or one or more selling security holders to be identified in a prospectus supplement, may offer and sell, from time to time, in one or more offerings and series, together or separately:

•	debt securities;

•	preferred stock;

•	voting Class A Common Stock;

•	non-voting Class B Common Stock; and

•	warrants representing rights to purchase any of the other securities that may be sold under this prospectus.

The debt securities may be convertible into or exchangeable for Class A Common Stock, Class B Common Stock or preferred stock, and the preferred stock may be convertible into or exchangeable for Class A Common Stock or Class B Common Stock.

Our voting Class A Common Stock and non-voting Class B Common Stock are listed and traded on The Nasdaq Global Select Market under the symbols “VIACA” and “VIAC,” respectively.

Investing in our securities involves risks that are referenced under the caption “Risk Factors” on page i of this prospectus.

When we offer securities we will provide you with a prospectus supplement or term sheet describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplements or term sheets relating to the specific issue of securities before you decide to invest in any of these securities.

We may offer and sell these securities to or through one or more underwriters, dealers or agents or directly to one or more purchasers on a delayed or continuous basis. Selling security holders may offer and sell their securities from time to time on terms described in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 27, 2020.

RISK FACTORS

Prior to making any investment decision with respect to the securities that we may offer, prospective investors should carefully consider the specific factors set forth under the caption “Risk Factors” in the applicable prospectus supplement and in our periodic reports filed with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference herein, together with all of the other information appearing in this prospectus, in the applicable prospectus supplement or incorporated by reference into this prospectus or into the applicable prospectus supplement in light of their particular investment objectives and financial circumstances.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing the “shelf” registration process. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of such offering. The prospectus supplement may also add to, update or change information contained in this prospectus. The prospectus supplement will also contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in such offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.” You should carefully read both this prospectus and any prospectus supplement together with the additional information described under the heading “Incorporation by Reference.”

In this prospectus we use the terms “ViacomCBS,” “we,” “us,” and “our” and similar words to refer to ViacomCBS Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context requires otherwise. References to “securities” include any security that we might offer under this prospectus or any prospectus supplement. References to “$” and “dollars” are to United States dollars.

We have not authorized anyone to provide any information or to make any representation other than those contained or incorporated by reference in this prospectus, in the related prospectus supplement or in any free writing prospectus that we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus or that any document incorporated by reference into this prospectus is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since such date.

Some of the market and industry data contained or incorporated by reference in this prospectus are based on independent industry publications or other publicly available information, while other information is based on internal studies. Although we believe that these independent sources and our internal data are reliable as of their respective dates, the information contained in them has not been independently verified. As a result, you should be aware that the market and industry data contained or incorporated by reference in this prospectus, and beliefs and estimates based on such data, may not be reliable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. Our Class A Common Stock and Class B Common Stock are listed on The Nasdaq Global Select Market under the symbols “VIACA” and “VIAC,” respectively.

i

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including filings made after the date of this prospectus and until the offering of the particular securities covered by a prospectus supplement has been completed.

We are “incorporating by reference” specified documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (filed February 20, 2020) (the “Form 10-K”);

(b)

Our Current Reports on Form 8-K filed on December 4, 2019 (as amended by our Current Report on Form 8-K/A filed on February 13, 2020), January  23, 2020, January  31, 2020 (as amended by our Current Report on Form 8-K/A filed on February 3, 2020) and March 27, 2020 (only with respect to Item 8.01 thereof);

(c)

The Definitive Proxy Statement on Schedule 14A of CBS Corporation filed on April 12, 2019 (to the extent incorporated in Part III of the Annual Report on Form 10-K of CBS Corporation for the fiscal year ended December 31, 2018) (the “CBS Proxy Statement”); and

(d)

The description of our Class A Common Stock and Class  B Common Stock contained in our Form 8-A filed on December 4, 2019, and any amendment or reports filed for the purpose of updating such description.

Additional information related to the compensation arrangements of our executive officers can be found in our Registration Statement on Form S-4 (Registration No. 333-234238) filed on October 17, 2019, as amended (the “Form S-4”), in the “Interests of CBS’ Executive Officers and Directors in the Merger” section where you can find a summary of the employment agreements with each of our executive officers. These summaries are qualified in their entirety by reference to the full text of each of these agreements, which are filed as exhibits to the Form 10-K. In addition, historical compensation of our executive officers, to the extent they were executive officers of CBS Corporation (“CBS”) or Viacom Inc. (“Viacom”) prior to the Merger (as defined below), can be found in the CBS Proxy Statement and in the Annual Report on Form 10-K filed by Viacom on November 14, 2019, respectively.

Information related to certain aspects of our governance structure that were put into place in connection with the Merger can be found under the “Governance Following Completion of the Merger” section of the Form S-4.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website is www.viacbs.com. Information included on or accessible through our website does not constitute a part of this prospectus or any prospectus supplement. You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address: ViacomCBS Inc., 1515 Broadway, 52nd Floor, New York, New York 10036, Attn: Investor Relations, Telephone Number: (212) 258-6000.

ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: technological developments, alternative content offerings and their effects in our markets and on consumer behavior; the impact on our advertising revenues of changes in consumers’ content viewership, deficiencies in audience measurement and advertising market conditions; the public acceptance of our brands, programming, films, published content and other entertainment content on the various platforms on which they are distributed; increased costs for programming, films and other rights; the loss of key talent; competition for content, audiences, advertising and distribution in consolidating industries; the potential for loss of carriage or other reduction in or the impact of negotiations for the distribution of our content; the risks and costs associated with the integration of the CBS Corporation and Viacom Inc. businesses and investments in new businesses, products, services and technologies; evolving cybersecurity and similar risks; the failure, destruction or breach of critical satellites or facilities; content theft; domestic and global political, economic and/or regulatory factors affecting our businesses generally; volatility in capital markets or a decrease in our debt ratings; strikes and other union activity; fluctuations in our results due to the timing, mix, number and availability of our films and other programming; losses due to asset impairment charges for goodwill, intangible assets, FCC licenses and programming; liabilities related to discontinued operations and former businesses; potential conflicts of interest arising from our ownership structure with a controlling stockholder; the impact of the coronavirus disease 2019 (COVID-19) pandemic and measures taken in response; and other factors described in our news releases and filings with the SEC, including but not limited to our reports on Form 10-K, Form 10-Q and Form 8-K incorporated by reference herein, and in the section entitled “Risk Factors” on page i of this prospectus. The forward-looking statements included or incorporated by reference in this prospectus are made only as of the dates of the respective documents, and we do not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

iii

THE COMPANY

We are a leading global media and entertainment company that creates content and experiences for audiences worldwide. We operate through the following four segments:

•

TV Entertainment. Our TV Entertainment segment creates and acquires programming for distribution and viewing on multiple media platforms, including our broadcast network, through multichannel video programming distributors (“MVPDs”) and virtual MVPDs, and our streaming services, as well as for licensing to third parties both domestically and internationally. TV Entertainment consists of the CBS Television Network™, CBS Television Studios®, CBS Television Distribution®, CBS Interactive®, CBS Sports Network®, CBS Television Stations™ and CBS-branded streaming services CBS All Access® and CBSN®, among others.

•

Cable Networks. Our Cable Networks segment creates and acquires programming for distribution and viewing on multiple media platforms, including our cable networks, through MVPDs and virtual MVPDs, and our streaming services, as well as for licensing to third parties both domestically and internationally. Cable Networks consists of our premium subscription cable networks Showtime®, The Movie Channel® and Flix®, and a subscription streaming offering of Showtime; our basic cable networks Nickelodeon®, MTV®, BET®, Comedy Central®, Paramount Network®, Nick Jr.®, VH1®, TV Land®, CMT®, Pop TV™ and Smithsonian Channel™, among others, as well as the international extensions of these brands operated by ViacomCBS Networks International™ ; international broadcast networks, Network 10®, Channel 5® and Telefe®; and Pluto TV™, a leading free streaming TV platform in the United States (“U.S.”).

•

Filmed Entertainment. Our Filmed Entertainment segment develops, produces, finances, acquires and distributes films, television programming and other entertainment content in various markets and media worldwide primarily through Paramount Pictures®, Paramount Players™, Paramount Animation® and Paramount Television Studios™.

•

Publishing. Our Publishing segment publishes and distributes Simon & Schuster consumer books domestically and internationally and includes imprints such as Simon & Schuster®, Scribner™, Atria Books® and Gallery Books®.

We were organized as a Delaware corporation in 1986. Our principal offices are located at 1515 Broadway, New York, New York 10036. Our telephone number is (212) 258-6000 and our website is www.viacbs.com. Information included on or accessible through our website does not constitute a part of this prospectus or any prospectus supplement. On December 4, 2019, Viacom merged with and into CBS, with CBS continuing as the surviving company (the “Merger”), pursuant to an Agreement and Plan of Merger dated as of August 13, 2019, as amended on October 16, 2019. At the effective time of the Merger, we changed our name to “ViacomCBS Inc.”

USE OF PROCEEDS

Unless indicated otherwise in a prospectus supplement, we expect to use the proceeds, net of transaction costs, from the sale of our securities for general corporate purposes, including, but not limited to, repayment of borrowings, working capital, acquisitions, capital expenditures and discretionary share repurchases. Net proceeds may be temporarily invested pending use. We will not receive any of the proceeds from the sale of securities by any selling security holders.

DESCRIPTION OF DEBT SECURITIES

The following description of ViacomCBS’ debt securities to be issued under the Indenture (as defined below) summarizes the general terms and provisions of its debt securities to which any prospectus supplement may relate. The description set forth below and in any prospectus supplement is not complete and is subject to, and qualified in its entirety by reference to, the Indenture. ViacomCBS will describe the specific terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized in this description may apply to any series of its debt securities in the prospectus supplement relating to that series. References to “ViacomCBS” in this description are references to ViacomCBS Inc. and not its consolidated subsidiaries, unless the context requires otherwise.

ViacomCBS may issue its debt securities from time to time, in one or more series under a base indenture dated as of March 27, 2020, between ViacomCBS and Deutsche Bank Trust Company Americas, as trustee, or another trustee named in a prospectus supplement. We refer to this indenture, as may be supplemented from time to time, as the “Indenture.” The trustee under the Indenture is called the “Trustee.”

The Indenture does not limit the amount of debt securities that may be issued thereunder. The Indenture provides that debt securities may be issued up to an aggregate principal amount authorized by ViacomCBS and may be payable in any currency or currency unit designated by ViacomCBS.

General

ViacomCBS may issue debt securities from time to time and offer its debt securities on terms determined by market conditions at the time of their sale. ViacomCBS may issue debt securities in one or more series with the same or various maturities and at the same or various prices including at par, at a premium, or at a discount. Any debt securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount, which may be substantial, from their stated principal amount. ViacomCBS will describe the material United States federal income tax consequences and other special considerations applicable to any substantially discounted debt securities in a related prospectus supplement.

You should refer to the prospectus supplement for the following terms of the debt securities offered by this registration statement:

•	the designation, aggregate principal amount and authorized denominations of the debt securities;

•	the percentage of the principal amount (i.e., price) at which ViacomCBS will issue the debt securities;

•	the date(s) on which the debt securities will mature;

•	the annual interest rate(s) of the debt securities, or the method of determining the rate(s);

•	the date(s) on which any interest will be payable, the date(s) on which payment of any interest will commence and the regular record date(s) for the payment of interest;

•	the terms of any mandatory or optional redemption(s), including any provisions for sinking, purchase or other similar funds or repayment options;

•	the currency unit(s) for which the debt securities may be purchased and in which the principal, any premium and any interest may be payable;

•

if the currency unit(s) for which the debt securities may be purchased or in which the principal, any premium and any interest may be payable is at ViacomCBS’ election or the purchaser’s election, the manner in which the election may be made;

•

if the amount of payments on the debt securities is determined by an index based on one or more currency units, or changes in the price of one or more securities or commodities, the manner in which the amounts will be determined;

•

the extent to which any of the debt securities will be issuable in temporary or permanent global form, and the manner in which any interest payable on a temporary or permanent global security will be paid;

•

the terms and conditions upon which the debt securities may be convertible into or exchangeable for common stock, preferred stock, indebtedness or other debt or equity securities of any person, including ViacomCBS;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material United States federal income tax and other special considerations, procedures and limitations relating to the debt securities; and

•	any other specific terms of the debt securities not inconsistent with the Indenture.

If ViacomCBS sells any of the debt securities for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of debt securities will be payable in one or more foreign currencies or foreign currency units, it will describe the restrictions, elections, any material United States federal income tax consequences, specific terms and other information with respect to the issue of debt securities and the currencies or currency units in the related prospectus supplement. Unless otherwise specified in the prospectus supplement, debt securities will be issued in U.S. dollars.

Unless specified otherwise in a prospectus supplement, the principal of, premium, if any, and interest on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the applicable Trustee in New York, New York. However, ViacomCBS may make payment of interest, at its option, by check mailed on or before the payment date to the address of the person entitled to the interest payment or by transfer to an account held by the payee as it appears on the registry books of the Trustee, ViacomCBS or its agents.

Unless specified otherwise in a prospectus supplement, ViacomCBS will issue the debt securities in registered form and in denominations of $2,000 and any integral multiple of $1,000. No service charge will be made for any transfer or exchange of any debt securities, but ViacomCBS may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange.

ViacomCBS’ rights and the rights of its creditors, including holders of debt securities, to participate in any distribution of assets of any ViacomCBS subsidiary upon its liquidation, reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that ViacomCBS’ claims as a creditor of the subsidiary may be recognized.

Ranking

Any senior debt securities will be senior unsecured obligations of ViacomCBS and will rank equally in right of payment with all of ViacomCBS’ other unsecured and unsubordinated indebtedness from time to time outstanding.

Any senior subordinated debt securities will be senior unsecured subordinated obligations of ViacomCBS and will be subordinated in right of payment to ViacomCBS’ Senior Indebtedness (as defined below).

Any debt securities will be effectively subordinated to any secured indebtedness of ViacomCBS to the extent of the value of the assets securing such indebtedness. The Indenture does not limit the amount of debt that ViacomCBS or its subsidiaries can incur.

In addition, ViacomCBS conducts its operations through subsidiaries, which generate a substantial portion of ViacomCBS’ operating income and cash flow. As a result, distributions or advances from ViacomCBS’

subsidiaries are a major source of funds necessary to meet ViacomCBS’ debt service and other obligations. Contractual provisions, laws or regulations, as well as a subsidiary’s financial condition and operating requirements, may limit the ability of ViacomCBS to obtain cash required to pay ViacomCBS’ debt service obligations, including payments on the debt securities. The debt securities (whether senior or subordinated obligations of ViacomCBS) will be structurally subordinated to all obligations of ViacomCBS’ subsidiaries including claims with respect to trade payables. This means that holders of the debt securities of ViacomCBS will have a junior position to the claims of creditors of ViacomCBS’ subsidiaries on the assets and earnings of such subsidiaries. As of December 31, 2019, ViacomCBS’ direct and indirect subsidiaries had approximately $44 million of indebtedness, including finance lease obligations.

Global Securities

ViacomCBS may issue debt securities of a series, in whole or in part, in the form of one or more global securities and will deposit them with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. ViacomCBS may issue global securities in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may only be transferred among the depositary, its nominees and any successors.

The specific terms of the depositary arrangement relating to a series of debt securities will be described in the prospectus supplement relating to that series. It is anticipated that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depositary. The accounts will be designated by the dealers, underwriters or agents with respect to the debt securities, or by ViacomCBS if the debt securities are offered and sold directly by it. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary participants or persons that hold interests through these participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by:

•	the applicable depositary or its nominee, with respect to interests of depositary participants; and

•	the records of depositary participants, with respect to interests of persons other than depositary participants.

So long as the depositary for a global security or its nominee is the registered owner of that global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the Indenture. Except as provided in the applicable prospectus supplement, owners of beneficial interests in a global security will:

•	not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names;

•	not receive, or be entitled to receive, physical delivery of any debt security of that series in definitive form; and

•	not be considered the owners or holders thereof under the Indenture governing the debt securities.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities. Those laws may limit the market for beneficial interests in a global security.

Further Issues

Not all debt securities of any one series need be issued at the same time and, unless otherwise provided, a series may be reopened without notice to or the consent of the holders for issuances of additional debt securities of such series.

Payment and Paying Agents

Any payments of principal, premium or interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing the debt securities. Neither ViacomCBS, the Trustee, any paying agent, nor the security registrar for the debt securities will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

ViacomCBS expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of the debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. ViacomCBS also expects that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” The payments will be the responsibility of those participants.

Merger, Consolidation or Sale of Assets

Under the terms of the Indenture, ViacomCBS generally would be permitted to consolidate or merge with or into another entity or sell or convey all or substantially all of ViacomCBS’ respective property and assets to another entity, subject to ViacomCBS meeting all of the following conditions:

•	the resulting entity (if other than ViacomCBS) must agree through a supplemental indenture to be legally responsible for the debt securities;

•	immediately after such consolidation, merger, sale or conveyance, no Event of Default (as defined below) shall have occurred and be continuing;

•

the surviving entity to the transaction (if other than ViacomCBS) must be a corporation, association, company (including a limited liability company) or business or statutory trust organized under the laws of the United States or a state of the United States;

•	ViacomCBS must deliver certain certificates and documents to the Trustee; and

•	ViacomCBS must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

ViacomCBS may merge or consolidate with, or sell all or substantially all of its assets to any of its Subsidiaries. References in this section to the sale or conveyance of “all or substantially all of its property and assets” mean property and assets contributing, in the aggregate, at least 80% of the total consolidated revenues of ViacomCBS.

In the event that ViacomCBS consolidates or merges with another entity or sells all or substantially all of its assets to another entity, the surviving entity shall be substituted for ViacomCBS under the Indenture and ViacomCBS shall be discharged from all of its obligations under the Indenture.

Limitations on Liens

ViacomCBS covenants in the Indenture that it will not create, assume or suffer to exist any Lien on any of its properties or assets, without securing the debt securities at least equally and ratably with (or prior to) the secured Indebtedness. The foregoing only applies to Liens that in the aggregate exceed 15% of ViacomCBS’ total consolidated assets as of the end of ViacomCBS’ most recent accounting period preceding the creation or assumption of any such Lien (reduced by the Attributable Debt related to any permitted sale and leaseback arrangement). See “—Limitations on Sale and Leaseback Transactions” below. The restrictions do not apply to Finance Leases or Indebtedness that is secured by:

•	Liens existing, in the case of any series of debt securities, on the date such series of debt securities are issued;

•	Liens on any property or any Indebtedness of a person existing at the time the person becomes a Subsidiary (whether by acquisition or otherwise, including merger or consolidation);

•	Liens in favor of ViacomCBS or its Subsidiaries; and

•	Liens existing at the time of acquisition of the assets secured thereby (including acquisition through merger or consolidation) and purchase money Liens.

The restrictions do not apply to extensions, renewals or replacements of any of the foregoing types of Liens.

Limitations on Sale and Leaseback Transactions

ViacomCBS covenants in the Indenture that neither ViacomCBS nor any Restricted Subsidiary will enter into any arrangement with any person to lease a Principal Property (except for any arrangements that exist on the date debt securities are issued or that exist at the time any person that owns a Principal Property becomes a Restricted Subsidiary) that has been or is to be sold or transferred by ViacomCBS or the Restricted Subsidiary to the person unless:

•	the sale and leaseback arrangement involves a lease for a term of not more than three years;

•	the sale and leaseback arrangement is entered into between ViacomCBS and any Subsidiary of ViacomCBS or between Subsidiaries of ViacomCBS;

•

ViacomCBS or such Restricted Subsidiary would be entitled to incur indebtedness secured by a Lien on the Principal Property involved in the sale and leaseback arrangement at least equal in amount to the Attributable Debt with respect to the sale and leaseback arrangement pursuant to the first paragraph under “—Limitations on Liens” above without being required to equally and ratably secure the debt securities;

•

the proceeds of the sale and leaseback arrangement are at least equal to the fair market value of the Principal Property (as determined in good faith by the Board of Directors of ViacomCBS (the “Board of Directors”)) and ViacomCBS applies an amount equal to the greater of the net proceeds of the sale or the Attributable Debt with respect to the sale and leaseback arrangement within 180 days of such sale to either (or a combination) of (i) the retirement (other than the mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of long-term debt for borrowed money of ViacomCBS or a Subsidiary of ViacomCBS (other than debt that is subordinated to the debt securities or debt to ViacomCBS or a Subsidiary of ViacomCBS), or (ii) the purchase, construction or development of other comparable property; or

•

the sale and leaseback arrangement is entered into within 180 days after the initial acquisition by ViacomCBS or such Restricted Subsidiary, as the case may be, of the Principal Property subject to the sale and leaseback arrangement.

The term “Attributable Debt,” with regard to a sale and leaseback arrangement of a Principal Property, is defined in the Indenture as an amount equal to the lesser of: (a) the fair market value of the property (as determined in good faith by the Board of Directors); or (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term (including any period for which such lease has been extended and excluding any unexercised renewal or other extension options exercisable by the lessee, and excluding amounts on account of maintenance and repairs, services, taxes and similar charges and contingent rents), discounted at the rate of interest set forth or implicit in the terms of the lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the debt securities of the applicable series then outstanding), compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments specified in the Indenture.

The term “Principal Property” is defined in the Indenture to include any parcel of real property and related fixtures or improvements (other than telecommunications equipment, including, without limitation, satellite transponders) owned by ViacomCBS or any Restricted Subsidiary and located in the United States, the aggregate book value of which on the date of determination exceeds $1.5 billion, other than any such real property and related fixtures or improvements that are determined in good faith by the Board of Directors not to be of material importance to the total business conducted by ViacomCBS and its Subsidiaries, taken as a whole. As of the date of this prospectus, neither ViacomCBS nor any of its Subsidiaries own any Principal Property.

Defaults and Remedies

Holders of debt securities will have specified rights if an Event of Default (as defined below) occurs in respect of the debt securities of that series, as described below.

The term “Event of Default” in respect of the debt securities of a particular series means any of the following:

•	ViacomCBS does not pay interest on a debt security of such series within 30 days of its due date;

•	ViacomCBS does not pay the principal of or any premium on a debt security of such series when due and payable, at its maturity, or upon its acceleration, redemption or otherwise;

•

ViacomCBS remains in breach of a covenant or warranty in respect of the Indenture for 60 days after ViacomCBS receives a written notice of default; such notice must be sent by either the Trustee or holders of at least 25% in principal amount of such series of outstanding debt securities;

•	ViacomCBS files for bankruptcy or other events of bankruptcy, insolvency or reorganization specified in the Indenture occur; or

•	any other Event of Default that may be specified for the debt securities of such series when such series is created.

If an Event of Default has occurred, the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the affected series may declare the entire unpaid principal amount of (and premium, if any), and all the accrued interest on, the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the Trustee or any holder of debt securities required for such declaration if the Event of Default is a bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the debt securities of a series may also waive certain past defaults under the Indenture on behalf of all of the holders of such series of debt securities. A declaration of acceleration of maturity with respect to a series of debt securities may be rescinded and annulled, under specified circumstances, by the holders of a majority in principal amount of the outstanding debt securities of such series.

Except in cases of default, where the Trustee has special duties, the Trustee is not required to take any action under the Indenture at the request of holders unless the holders offer the Trustee reasonable protection from costs, expenses, claims and liability satisfactory to the Trustee. If a reasonable indemnity satisfactory to the Trustee is provided, the holders of a majority in principal amount of a series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances specified in the Indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

Before holders of a series of debt securities are allowed to bypass the Trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the debt securities of such series, the following must occur:

•	holders must give the Trustee written notice of a continuing Event of Default with respect to such series;

•

holders of at least 25% in principal amount of the outstanding debt securities of such series must make a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee;

•	the holders must offer to the Trustee indemnity reasonably satisfactory to it against the costs, expenses, claims and liabilities to be incurred in compliance with such request;

•	the Trustee must have failed to institute any such proceeding for 60 days after receipt of the notice, request and offer of indemnity; and

•	holders of a majority in principal amount of the outstanding debt securities of such series must not have given the Trustee a direction inconsistent with the above request during such 60-day period.

Holders are, however, entitled at any time to bring a lawsuit for the payment of money due on the debt securities on or after the due date.

Modification of the Indenture

The Indenture provides that ViacomCBS and the Trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of:

•	evidencing the succession of another entity to ViacomCBS and the assumption by any such successor of the covenants of ViacomCBS contained in the Indenture and in the debt securities;

•	adding to ViacomCBS’ covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred by the Indenture upon ViacomCBS;

•	adding additional Events of Default;

•	changing or eliminating any provisions of the Indenture so long as there are no holders entitled to the benefit of the provisions;

•	establishing the form or terms of any series of debt securities; or

•

curing ambiguities or correcting any inconsistencies in the Indenture or making any other provisions with respect to matters or questions arising under the Indenture, as long as any such action does not adversely affect in any material respect the interest of the holders of debt securities of any series.

With specific exceptions, the Indenture or the rights of the holders of the debt securities may be modified by ViacomCBS and the Trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification then outstanding (all such series voting together as a single class); however, no modification may be made without the consent of the holders of each outstanding debt security affected, which would, among other things:

•	change the maturity of any payment of principal of, or any premium on, or any installment of interest on any debt security;

•	change the terms of any sinking fund with respect to any debt security;

•	reduce the principal amount of any debt security, or the rate of interest thereon, or any premium on, any debt security upon redemption or repayment at the option of the holder;

•	change any obligation of ViacomCBS to pay additional amounts as contemplated by the Indenture;

•	change any place of payment where, or the currency in which, any debt security or any premium or interest is payable;

•	impair the right to sue for the enforcement of any payment on or with respect to any debt security;

•

modify the provisions of the Indenture with respect to the mandatory redemption of debt securities or repayment of the debt securities at the option of the holders in a manner adverse to any holder of the debt securities;

•	adversely affect any right to convert or exchange any debt security as may be provided pursuant to any supplemental indenture with respect to any series of debt securities;

•

reduce the percentage in principal amount of outstanding debt securities of any series required to consent to any supplemental indenture, waive compliance with provisions of the Indenture or specific defaults and their consequences provided for in the Indenture;

•	modify any of the provisions in the Indenture relating to certain waivers; or

•	modify any of the provisions of the Indenture relating to the subordination of the debt securities in a manner adverse to any holders.

Meetings

The Indenture contains provisions for convening meetings of the holders of the debt securities of any or all series. Specific terms related to such meetings of the holders are described in the Indenture.

Defeasance and Covenant Defeasance

ViacomCBS may elect either (i) to defease and be discharged from any and all obligations with respect to a series of the debt securities (except as otherwise provided in the Indenture) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants that are described in the Indenture (“covenant defeasance”), upon the deposit with the Trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, premium, if any, and interest on the debt securities of such series to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, ViacomCBS must deliver to the Trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.

ViacomCBS may exercise its defeasance option with respect to the debt securities of any series notwithstanding its prior exercise of its covenant defeasance option. If ViacomCBS exercises its defeasance option, payment of the debt securities of such series may not be accelerated because of an event of default. If ViacomCBS exercises its covenant defeasance option, payment of the debt securities of such series may not be accelerated by reference to any covenant from which ViacomCBS is released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities of such series, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Discharge of Obligations

ViacomCBS’ obligations under the Indenture will cease to be of further effect with respect to a series of debt securities when:

•

either (a) all debt securities of that series have been delivered (except destroyed, lost or stolen debt securities which have been replaced or paid and debt securities for which payment money has theretofore been deposited in trust with the Trustee or paying agent or segregated and held in trust by ViacomCBS and thereafter repaid to ViacomCBS, or discharged from such trust in accordance with the Indenture) to the Trustee for cancellation, or (b) all such debt securities not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption and ViacomCBS has deposited or caused to be deposited with the Trustee, in trust, an amount sufficient to pay and discharge the entire indebtedness on such debt securities not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest, if any, to the date of maturity or date of redemption, as the case may be;

•	ViacomCBS has paid or caused to be paid all sums payable by ViacomCBS under the Indenture with respect to such series; and

•	ViacomCBS has delivered to the Trustee an officer’s certificate and an opinion of counsel relating to compliance with the conditions set forth in the Indenture.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register or in accordance with the procedures of the applicable depositary, if any.

Title

ViacomCBS, the Trustee and any agent of ViacomCBS or the Trustee may treat the registered owner of any registered debt security as the absolute owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Debt Securities

ViacomCBS will replace any mutilated debt security at the expense of the holders upon surrender to the Trustee. ViacomCBS will replace debt securities that become destroyed, lost or stolen at the expense of the holder upon delivery to the Trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen debt security, an indemnity or security satisfactory to ViacomCBS and the Trustee may be required at the expense of the holder of the debt security before a replacement debt security will be issued.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

In specific instances, ViacomCBS or the holders of a majority of the then outstanding principal amount of the debt securities of a series issued under the Indenture may remove the Trustee with respect to debt securities of such series and appoint a successor trustee. The Trustee may become the owner or pledgee of any of the debt securities with the same rights, subject to conflict of interest restrictions, it would have if it were not the Trustee.

The Trustee and any successor trustee must be eligible to act as trustee under Section 310(a)(1) of the Trust Indenture Act of 1939, as amended, and shall have a combined capital and surplus of at least $50,000,000 and be subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the Trustee may also serve as trustee under other indentures relating to securities issued by ViacomCBS or its affiliated companies and may engage in commercial transactions with ViacomCBS and its affiliated companies. The initial Trustee under the Indenture is Deutsche Bank Trust Company Americas.

Subordination

In addition to the provisions previously described in this prospectus and applicable to all debt securities, the following description of any senior subordinated debt securities summarizes the additional terms and provisions of such senior subordinated debt securities to which any prospectus supplement may relate. The specific terms of ViacomCBS’ senior subordinated debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized below may apply to any series of senior subordinated debt securities will be described in the prospectus supplement relating to that series.

Any senior subordinated debt securities will be subordinated in right of payment to ViacomCBS’ Senior Indebtedness to the extent set forth in the applicable prospectus supplement.

The payment of the principal of, premium, if any, and interest on any senior subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of ViacomCBS’ Senior Indebtedness. ViacomCBS may not make payment of principal, premium, if any, sinking funds or interest, if any, on any senior subordinated debt securities unless full payment of amounts then due for principal, premium, if any, sinking funds and interest on all Senior Indebtedness has been made or duly provided for.

For purposes of the description of any senior subordinated debt securities, the term “Senior Indebtedness” of ViacomCBS means all Indebtedness of ViacomCBS, except (a) Indebtedness that, pursuant to its terms, is subordinated in right of payment to other Indebtedness and (b) Indebtedness evidenced by an instrument that expressly provides that such Indebtedness is not Senior Indebtedness. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include any liability for taxes owed or owing by ViacomCBS or any trade payables.

Certain Definitions

The following definitions are applicable to the Indenture:

“Finance Lease” means any obligation of a person to pay rent or other amounts incurred with respect to real property or equipment (other than in respect of (x) telecommunications equipment including, without limitation, satellite transponders and (y) theme park equipment and attractions) acquired or leased by such person and used in its business that is required to be recorded as a finance lease in accordance with generally accepted accounting principles consistently applied as in effect from time to time.

“Indebtedness” of any person means, without duplication, (i) any obligation of such person for money borrowed; (ii) any obligation of such person evidenced by bonds, debentures, notes or other similar instruments; (iii) any reimbursement obligation of such person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness; (iv) any obligation of such person under Finance Leases; and (v) any obligation of any third party to the extent secured by a Lien on the assets of such person; provided, however, that “Indebtedness” of such person shall not include any obligation of such person (i) to any Subsidiary of such person or to any person with respect to which such person is a Subsidiary or (ii) specifically with respect to the production, distribution or acquisition of motion pictures or other programming rights, talent or publishing rights.

“Lien” means any pledge, mortgage, lien, encumbrance or other security interest.

“Restricted Subsidiary” means a corporation, all of the outstanding voting stock of which is owned, directly or indirectly, by ViacomCBS or by one or more of its Subsidiaries, or by ViacomCBS and one or more of its Subsidiaries, which is incorporated under the laws of a state of the United States, and which owns a Principal Property.

“Subsidiary” of any person means (i) a corporation a majority of the outstanding voting stock of which is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person, or by such person and one or more Subsidiaries thereof or (ii) any other person (other than a corporation), including, without limitation, a partnership or joint venture, in which such person, one or more Subsidiaries thereof, or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions).

DESCRIPTION OF PREFERRED STOCK

The following description sets forth certain general terms of preferred stock that ViacomCBS may offer. The terms of any series of the preferred stock will be described in the applicable prospectus supplement relating to the preferred stock being offered. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, ViacomCBS’ amended and restated certificate of incorporation, amended and restated bylaws and the certificate of designations relating to each particular series of the preferred stock, which was or will be filed with the SEC at or before the issuance of the series of preferred stock. You are urged to read our amended and restated certificate of incorporation and amended and restated bylaws in their entirety. References to “ViacomCBS” in this description are references to ViacomCBS Inc. and not its consolidated subsidiaries, unless the context requires otherwise.

Terms of the Preferred Stock

Under ViacomCBS’ amended and restated certificate of incorporation, ViacomCBS is authorized to issue up to 25,000,000 shares of preferred stock, par value $0.001 per share. The Board of Directors has the authority, without approval of the stockholders, to cause shares of preferred stock to be issued from time to time in one or more series, with the numbers of shares of each series and the designations, powers, preferences and relative, participating, optional, dividend and other special rights of the shares of each such series and the qualifications, limitations, restrictions, conditions and other characteristics thereof as fixed by the Board of Directors. As of March 27, 2020 there were no shares of ViacomCBS’ preferred stock issued and outstanding.

The applicable prospectus supplement will describe the terms of each series of preferred stock, including, where applicable, the following:

•	the designation, stated value, liquidation preference and number of shares offered;

•	the offering price(s);

•

the dividend rate(s), or method of calculation, the dividend periods, the date on which dividends shall be payable and whether dividends are cumulative or noncumulative and, if cumulative, the date(s) from which dividends begin to accumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions;

•	any voting rights;

•	whether the preferred stock will be issued in certificated or book-entry form;

•	whether the preferred stock will be listed on a national securities exchange;

•	information with respect to any book-entry procedures;

•	a discussion of any material United States federal income tax and other special considerations, procedures and limitations relating to the preferred stock; and

•

any additional rights, preferences, privileges, limitations and restrictions of the preferred stock which are not inconsistent with the provisions of the amended and restated certificate of incorporation.

The preferred stock will be, when issued against payment, fully paid and nonassessable. Holders will have no preemptive rights to subscribe for any additional securities that ViacomCBS may issue. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will rank equally with all other outstanding series of preferred stock issued by ViacomCBS as to payment of dividends, other than with respect to cumulation of dividends, and as to the distribution of assets upon liquidation, dissolution, or winding up of ViacomCBS. Each series of preferred stock will rank senior to the common stock and any other stock of ViacomCBS that is expressly made junior to that series of preferred stock. However, the Board of Directors may not cause us to issue any preferred stock, or preferred stock that is convertible into or exchangeable for other securities, that, in the aggregate with all other outstanding shares of preferred stock, could elect a majority of the Board of Directors, unless such issuance has been approved by the holders of a majority of the outstanding shares of ViacomCBS Class A Common Stock, voting separately as a class. The ability of the Board of Directors to provide for the issuance of preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of ViacomCBS or changes in our management.

ViacomCBS’ rights and the rights of holders of ViacomCBS securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of ViacomCBS upon its liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors and preferred stockholders, except to the extent ViacomCBS may itself be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary.

Notwithstanding anything herein to the contrary, in no event shall the terms of any preferred stock issued conflict with Article XI of the ViacomCBS amended and restated bylaws during the period ending December 4, 2021, including with respect to any rights of such preferred stock to elect directors.

Dividends and Distributions

Unless otherwise specified in the prospectus supplement, holders of shares of the preferred stock will be entitled to receive, as, if and when declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the rate set forth in, or calculated in accordance with the formula set forth in, the prospectus supplement relating to the preferred stock being offered. Dividends on the preferred stock may be cumulative or noncumulative as provided in the applicable prospectus supplement. Dividends on the cumulative preferred stock will accumulate from the date of original issue and will be payable as specified in the applicable prospectus supplement. The applicable prospectus supplement will set forth the applicable dividend period with respect to a dividend payment date. If the Board of Directors or a duly authorized committee of the Board of Directors fails to declare a dividend on any series of noncumulative preferred stock for any dividend period, ViacomCBS will have no obligation to pay a dividend for that period, whether or not dividends on that series of noncumulative preferred stock are declared for any future dividend period.

No dividends will be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, equally with or junior to any other series of preferred stock for any period unless dividends have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment of those dividends has been set apart for:

•	in the case of cumulative preferred stock, all dividend periods terminating on or before the date of payment of full cumulative dividends; or

•	in the case of noncumulative preferred stock, the immediately preceding dividend period.

When dividends are not paid in full upon any series of preferred stock, and any other preferred stock ranking equally as to dividends with that series of preferred stock, all dividends declared upon shares of that series of preferred stock and any other preferred stock ranking equally as to dividends will be declared pro rata so that the amount of dividends declared per share on that series of preferred stock and any other preferred stock ranking equally as to dividends will in all cases bear to each other the same ratio that accrued dividends per share on the shares of that series of preferred stock and the other preferred stock bear to each other. In the case of noncumulative preferred stock, any accrued dividends described in the immediately preceding paragraph will not include any cumulation in respect of unpaid dividends for prior dividend periods.

Except as provided in the immediately preceding paragraph or the applicable prospectus supplement, unless full dividends on all outstanding shares of any series of preferred stock have been declared and paid, in the case of a series of cumulative preferred stock, for all past dividend periods, or in the case of noncumulative preferred stock, for the immediately preceding dividend period, ViacomCBS may not declare dividends or pay or set aside amounts for payment or other distribution on any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of ViacomCBS or other capital stock of ViacomCBS ranking junior to that series of preferred stock as to dividends and upon liquidation. Other than in connection with the distribution or trading of any of its capital stock, ViacomCBS may not redeem, purchase or otherwise acquire any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, for any consideration or any moneys paid to or made available for a sinking fund for the redemption of any shares of any of its capital stock, except by conversion or exchange for capital stock of ViacomCBS ranking junior to that series of preferred stock as to dividends and upon liquidation.

Unless otherwise specified in the applicable prospectus supplement, the amount of dividends payable for any period shorter than a full dividend period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month.

Liquidation Preference

Unless otherwise specified in the applicable prospectus supplement, upon any voluntary or involuntary liquidation, dissolution or winding up of ViacomCBS, the holders of the preferred stock will have preference and priority over the common stock of ViacomCBS and any other class of stock of ViacomCBS ranking junior to the preferred stock upon liquidation, dissolution or winding up, for payments out of or distributions of the assets of ViacomCBS or proceeds from any liquidation, of the amount per share set forth in the applicable prospectus supplement plus all accrued and unpaid dividends, to the date of final distribution to such holders. After any liquidating payment, the holders of preferred stock will not be entitled to any other payments.

Redemption

If specified in the prospectus supplement relating to a series of preferred stock being offered, ViacomCBS may, at its option, at any time or from time to time, redeem that series of preferred stock, in whole or in part, at the redemption prices and on the dates set forth in the applicable prospectus supplement. The Board of Directors or a duly authorized committee of the Board of Directors may fix other terms of redemption, if any, of such series including, without limitation, redemption prices payable in shares of ViacomCBS Class A Common Stock or ViacomCBS Class B Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law.

If less than all outstanding shares of a series of preferred stock is to be redeemed, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined to be equitable by the Board of Directors or a duly authorized committee of the Board of Directors. From and after the redemption date, unless ViacomCBS is in default in providing for the payment of the redemption price, dividends shall cease to accrue on the shares of that series of preferred stock called for redemption and all rights of the holders shall cease, other than the right to receive the redemption price.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as required by law.

Conversion or Exchange Rights

The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities and the terms and conditions, including, without limitation, price and rate of exchange, of such conversion or exchange.

DESCRIPTION OF COMMON STOCK

The authorized common stock of ViacomCBS as set forth in its amended and restated certificate of incorporation includes 55,000,000 shares of ViacomCBS Class A Common Stock, par value $0.001 per share, and 5,000,000,000 shares of ViacomCBS Class B Common Stock, par value $0.001 per share. ViacomCBS is registering with the SEC shares of ViacomCBS Class A Common Stock and Class B Common Stock, which may be offered by ViacomCBS or one or more selling security holders to be identified in a prospectus supplement. References to “ViacomCBS” in this description are references to ViacomCBS Inc. and not its consolidated subsidiaries, unless the context requires otherwise.

The descriptions set forth below and in any prospectus supplement are not complete, and are subject to, and qualified in their entirety by reference to, ViacomCBS’ amended and restated certificate of incorporation and amended and restated bylaws and the General Corporation Law of the State of Delaware. You are urged to read our amended and restated certificate of incorporation and amended and restated bylaws in their entirety.

General

All issued and outstanding shares of ViacomCBS Class A Common Stock and ViacomCBS Class B Common Stock are identical and the holders of such shares are entitled to the same rights and powers, except as provided in ViacomCBS’ amended and restated certificate of incorporation as described below.

As of February 14, 2020, there were 52,268,438 shares of ViacomCBS Class A Common Stock issued and outstanding and 561,471,552 shares of ViacomCBS Class B Common Stock issued and outstanding.

Voting Rights. Holders of ViacomCBS Class A Common Stock are entitled to one vote per share with respect to all matters on which the holders of ViacomCBS common stock are entitled to vote and the affirmative vote of a majority of the outstanding shares of ViacomCBS Class A Common Stock, voting separately as a class, is necessary to approve (i) any merger or consolidation of ViacomCBS pursuant to which shares of ViacomCBS common stock are converted into or exchanged for any other securities or consideration or (ii) certain transactions relating to Paramount Pictures Corporation and its subsidiaries or other ViacomCBS subsidiaries involved in ViacomCBS’ filmed entertainment business.

Holders of ViacomCBS Class B Common Stock do not have any voting rights, except as required by Delaware law.

Generally, all matters to be voted on by the stockholders of ViacomCBS must be approved by a majority of the aggregate voting power of the shares of capital stock of ViacomCBS having voting power present in person or represented by proxy, except as required or may become required by our amended and restated certificate of incorporation, our amended and restated bylaws or applicable law.

Dividends. Holders of ViacomCBS Class A Common Stock and ViacomCBS Class B Common Stock share ratably in any cash dividend declared by the Board of Directors, subject to the rights and preferences of any outstanding preferred stock. The Board of Directors may, at its discretion, declare a dividend of any securities of ViacomCBS or of another entity, to the holders of ViacomCBS Class A Common Stock and ViacomCBS Class B Common Stock in the form of (i) a ratable distribution of identical securities to the holders of ViacomCBS Class A Common Stock and ViacomCBS Class B Common Stock or (ii) a distribution of one class or series of securities to the holders of ViacomCBS Class A Common Stock and another class or series of securities to the holders of ViacomCBS Class B Common Stock, provided that the securities so distributed do not differ in any respect other than (x) differences in their rights (other than voting rights and powers) consistent in all material respects with the differences between ViacomCBS Class A Common Stock and ViacomCBS Class B Common Stock and (y) differences in their relative voting rights and powers, with the holders of ViacomCBS Class A Common Stock receiving the class or series of such securities having the higher relative voting rights or powers

(without regard to whether such voting rights or powers differ to a greater or lesser extent than the corresponding differences in the voting rights or powers of ViacomCBS Class A Common Stock and ViacomCBS Class B Common Stock provided in the amended and restated certificate of incorporation).

Conversion. So long as there are at least 5,000 shares of ViacomCBS Class A Common Stock outstanding, each share of ViacomCBS Class A Common Stock is convertible at the option of the holder of such share into one share of ViacomCBS Class B Common Stock.

Liquidation Rights. In the event of a liquidation, dissolution or winding-up of ViacomCBS, all holders of ViacomCBS common stock, regardless of class, are entitled to share ratably in any assets available for distributions to holders of shares of ViacomCBS common stock subject to the preferential rights of any outstanding preferred stock.

Split, Subdivision or Combination. In the event of a split, subdivision or combination of the outstanding shares of ViacomCBS Class A Common Stock or ViacomCBS Class B Common Stock, the outstanding shares of the other class of ViacomCBS common stock will be split, subdivided or combined proportionally.

Preemptive Rights. Shares of ViacomCBS Class A Common Stock and ViacomCBS Class B Common Stock do not entitle a holder to any preemptive rights enabling a holder to subscribe for or receive shares of stock of any class or any other securities convertible into shares of stock of any class of ViacomCBS. The Board of Directors possesses the power to issue shares of authorized but unissued ViacomCBS Class A Common Stock and ViacomCBS Class B Common Stock without further stockholder action, subject to the requirements of applicable law and stock exchanges. The number of authorized shares of ViacomCBS Class A Common Stock and ViacomCBS Class B Common Stock could be increased with the approval of the holders of a majority of the outstanding shares of ViacomCBS Class A Common Stock and without any action by the holders of shares of ViacomCBS Class B Common Stock.

Other Rights. ViacomCBS’ amended and restated certificate of incorporation provides that ViacomCBS may prohibit the ownership and transfer of, or redeem, shares of its capital stock in order to ensure compliance with, or prevent the applicability of limitations imposed by, the requirements of U.S. laws or regulations applicable to specified types of media companies.

Anti-Takeover Provisions of Certificate of Incorporation and Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, in addition to those relating to the voting rights of our common stock, may have the effect of delaying, deferring or preventing a change in ViacomCBS ownership or changes in our management. These include provisions that:

•

authorize our Board of Directors to provide for the issuance, without stockholder approval, of up to 25,000,000 shares of preferred stock with rights fixed by the Board of Directors, which rights could be senior to those of the common stock;

•	limit the number of directors constituting the entire Board of Directors to a maximum of 13 directors until December 4, 2021, and 20 directors thereafter;

•	provide that any vacancy on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors then in office, or by a sole remaining director;

•

provide that a special meeting of stockholders may be called only by the affirmative vote of a majority of the Board of Directors or by our Chairman of the Board, or the Chief Executive Officer, and shall be called at the written request of the holders of record of at least 50.1% of the aggregate voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors, acting together as a single class; and

•

establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to present any other proposal to be acted upon at any annual or special meeting of stockholders.

DESCRIPTION OF WARRANTS

The following description sets forth certain general terms of warrants that ViacomCBS may offer. ViacomCBS may issue warrants for the purchase of its debt securities or shares of preferred stock, Class A Common Stock or Class B Common Stock. Warrants may be issued independently or together with any debt securities or shares of preferred stock, Class A Common Stock or Class B Common Stock offered by any prospectus supplement and may be attached to or separate from such debt securities or shares of preferred stock, Class A Common Stock or Class B Common Stock. The warrants are to be issued under warrant agreements to be entered into with a bank or trust company, as warrant agent, to be named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of ViacomCBS in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The description set forth below and in any prospectus supplement is not complete and is subject to, and qualified in its entirety by reference to, any warrant agreement pursuant to which warrants may be issued. References to “ViacomCBS” in this description are references to ViacomCBS Inc. and not its consolidated subsidiaries, unless the context requires otherwise.

General

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

•	the offering price;

•	the currency unit(s) for which warrants may be purchased;

•	the designation, aggregate principal amount, currency unit(s) and terms of debt securities which may be purchased upon such exercise;

•

the designation, number of shares and terms, as applicable, of the preferred stock, Class A Common Stock or Class B Common Stock purchasable upon exercise of the stock warrants and the price at which the shares of preferred stock, Class A Common Stock or Class B Common Stock may be purchased upon such exercise;

•	if applicable, the designation and terms of debt securities or preferred stock with which the warrants are issued and the number of warrants issued with each debt security or share of preferred stock;

•	if applicable, the date on and after which the warrants and the related debt securities, preferred stock, Class A Common Stock, or Class B Common Stock will be separately transferable;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered or bearer form;

•	a discussion of any material United States federal income tax and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants.

Warrants may be exchanged for new warrants of different denominations. If in registered form, the warrants may be presented for registration of transfer. The warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the various securities purchasable upon the exercise of such warrants, including the right to receive payments of principal of, any premium on, or any interest on debt securities purchasable upon the exercise or to enforce the covenants in the applicable indenture or to exercise any rights as stockholders of ViacomCBS, as described below under “—No Rights as Stockholders.” If ViacomCBS maintains the ability to reduce the exercise price of any stock warrant and the right is triggered, it will comply with federal securities laws, including Rule 13e-4 under the Exchange Act, to the extent applicable.

Exercise of Warrants

Each warrant will entitle the holder to purchase a principal amount of debt securities or a number of shares of preferred stock, Class A Common Stock or Class B Common Stock at the exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the warrant. Warrants may be exercised at the times that are set forth in the prospectus supplement relating to the warrants. After the close of business on the date on which the warrant expires, or any later date to which ViacomCBS may extend the expiration date, unexercised warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities or shares of preferred stock, Class A Common Stock or Class B Common Stock purchasable upon the exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, ViacomCBS will, as soon as reasonably practicable, issue and deliver the debt securities or shares of preferred stock, Class A Common Stock or Class B Common Stock purchasable upon the exercise. If fewer than all of the warrants represented by a certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

The exercise price payable and the number of shares of preferred stock, Class A Common Stock or Class B Common Stock purchasable upon the exercise of each stock warrant will be subject to adjustment in specific events, including the issuance of a stock dividend to holders of preferred stock, Class A Common Stock or Class B Common Stock, or a combination, subdivision or reclassification of preferred stock, Class A Common Stock or Class B Common Stock, in each case as applicable. In lieu of adjusting the number of shares of preferred stock, Class A Common Stock or Class B Common Stock purchasable upon exercise of each stock warrant, ViacomCBS may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. ViacomCBS may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but ViacomCBS will pay the cash value of any fractional shares otherwise issuable. In case of any consolidation, merger, or sale or conveyance of the property of ViacomCBS as an entirety or substantially as an entirety, the holder of each outstanding stock warrant will have the right upon the exercise to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of preferred stock, Class A Common Stock or Class B Common Stock into which the stock warrants were exercisable immediately prior thereto.

No Rights as Stockholders

Holders of stock warrants will not be entitled, by virtue of being the holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of the directors or any other matter, or to exercise any rights whatsoever as its stockholders, with respect to ViacomCBS.

PLAN OF DISTRIBUTION

We, or one or more selling security holders to be identified in a prospectus supplement, may offer and sell the securities in any of three ways (or in any combination): (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The prospectus supplement will set forth the terms of the offering of such securities, including but not limited to:

•	the name(s) of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•

the offering price of the securities and the proceeds to us or the selling security holders, as the case may be, and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We or one or more selling security holders may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we or one or more selling security holders pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We also may sell offered securities directly.

We or one or more selling security holders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from ViacomCBS or one or more selling security holders, as the case may be, at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or one or more selling security holders, as the case may be, pay for soliciting these contracts.

Dealers, agents and underwriters may be entitled to indemnification by us and/or any selling security holders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the dealers, agents or underwriters may be required to make in respect thereof. Dealers, agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon under United States law for us by Shearman & Sterling LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

% Fixed-to-Fixed Rate Junior Subordinated Debentures due 2062

PROSPECTUS SUPPLEMENT

, 2022

Joint Structuring Agents and Book-Running Managers

BofA Securities	Citigroup	Deutsche Bank Securities	J.P. Morgan